Exhibit 10.13

Execution Version

Caliber/Encore Opportunistic Growth Fund

Limited Liability Company Agreement

(Behavioral Health Centers)

Dated effective as of May 1, 2022

Caliber/Encore Opportunistic Growth Fund

Limited Liability Company Agreement

TABLE OF CONTENTS

		Page

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 FORMATION OF LIMITED LIABILITY COMPANY		11

2.1	Formation	11
2.2	Company Name	12
2.3	The Certificate, Etc.	11
2.4	Principal Business Office, Registered Office and Registered Agent	11
2.5	Term of Limited Liability Company	12
2.6	Purposes	12
2.7	Powers	12
2.8	Beneficial Ownership of Manager	13
2.9	Representations by Members	13
2.10	Data Security and Confidential Information	14

ARTICLE 3 CAPITALIZATION		15

3.1	Initial Capital Contributions	15
3.2	Additional Capital Contributions	14
3.3	Failure to Make Additional Capital Contributions	15
3.4	Capital Accounts	16
3.5	Transfer of Capital Accounts	17
3.6	Deficit Capital Accounts	17
3.7	Adjustments to Member Interests	17
3.8	Prohibition on Loans by Company	18

ARTICLE 4 BOOKS; REPORTS; TAX ELECTIONS; ACCOUNTS		18

4.1	Books and Records	18
4.2	Required Reports	18
4.3	Filing of Returns and Other Writings; Partnership Representative	21
4.4	Fiscal Year	23
4.5	Reserves	23
4.6	Bank Accounts; Investments	23

ARTICLE 5 ALLOCATIONS		24

5.1	Allocations of Profit and Loss	24
5.2	Section 754 Election	24
5.3	Tax Allocations: Code Section 704(c)	24
5.4	Allocations for Tax and Book Purposes	25
5.5	Certain Accounting Matters	25
5.6	Special Allocations	25

Caliber/Encore Opportunistic Growth Fund

Limited Liability Company Agreement

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Caliber/Encore Opportunistic Growth Fund

Limited Liability Company Agreement

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Index of Schedules

Schedule 1.6 Equity Raise Fee to Family Office Club, LLC	1

Schedule 2.8 Beneficial Ownership of Manager (Caliber Services, LLC)	1

Schedule 3.1 Initial Capital Contributions of the Members	1

Schedule 6.1 Example of Distribution Calculation	1

Schedule 8.2 Insurance Coverage	1

Index of Exhibits

Exhibit A Subsidiary Limited Liability Company Agreement Template	1

Exhibit B Excluded Projects	1

Exhibit C Discretionary Sale Procedure – Caliber Elects to Bid	1

Exhibit D Discretionary Sale Procedure – Caliber Elects Not to Bid	1

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Execution Version

Caliber/Encore Opportunistic Growth Fund

Limited Liability Company Agreement

This Limited Liability Company Agreement of Caliber/Encore Opportunistic Growth Fund, an Delaware limited liability company (the “Company”), is dated effective as of May 1, 2022 (the “Effective Date”), by and among Caliber Services, LLC, a Delaware limited liability company (“Caliber”), as a Member and the initial Manager, and Encore Caliber Holdings, LLC, a Delaware limited liability company (“Encore”), as a Member (Caliber and Encore in their capacities as Members are collectively referred to herein as the “Members”).

WITNESSETH THAT:

WHEREAS, the Members desire, by execution of this Agreement, to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (as from time to time amended and including any successor statute, the “Act”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Certain capitalized terms used in this Agreement will have the meanings set forth below or in the Section of this Agreement referred to below.

1.1               “Accountant(s)” means such independent certified public accountants for the Company and any Subsidiaries as may be engaged from time to time by Encore.

1.2               “Act” is defined in the recitals to this Agreement.

1.3               “Acquisition Fee” is defined in Section 8.8(e).

1.4                “Additional Capital Contributions” is defined in Section 3.2.

1.5               “Adjustment Year” has the meaning set forth in Section 6225(d) of the Code.

1.6                “Affiliated Person” or “Affiliate” means, with respect to any Person, any other Person, controlling or controlled by or under common control with, such Person. For purposes of this definition, the term “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether as an officer, director, member, or otherwise through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” will have meanings correlative to the foregoing.

1.7               “Agreement” means this Agreement, as it may be amended, restated or supplemented from time to time.

1.8               “Anti-Bribery Laws” means all provisions of any applicable anti-bribery and anti-corruption laws, regulations or provisions enacted in any jurisdiction, including (if applicable) the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010.

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1.9               “Asset or Assets” means any assets or property (tangible or intangible, choate or inchoate, fixed or contingent) held or owned by or for the benefit of the Company including the Company’s direct or indirect equity interests in the Subsidiaries.

1.10             “Fund Management Fee” is defined in Section 8.8(a).

1.11             “Association” is defined in Section 12.6.

1.12             “Available Cash” means with respect to a fiscal period, the excess of (i) the cash and short- term investments of the Company, over (ii) the aggregate of cash expenditures required to be made by the Company for such fiscal period plus any reserves established in accordance with Section 4.5.

1.13           “Bid Preparation and Closing Expense Budget” means a budget for the Bid Preparation and Closing Expenses of a Targeted Asset.

1.14           “Bid Preparation and Closing Expenses” means any and all of the following expenses incurred by the Manager, any Member, the Company or any Subsidiary for a Targeted Asset, consisting of: (i) reasonable legal and other third-party and out-of-pocket expenses incurred in connection with the due diligence review and analysis of a Targeted Asset and the determination of the Purchase Price of such Targeted Asset, (ii) reasonable legal and other third-party and out-of-pocket expenses incurred in connection with the negotiation and documentation of the Purchase Agreement for such Targeted Asset and the formation by the Company of a Subsidiary to hold title to such Targeted Asset; provided, however, if Encore internal legal, financial or other resources are used in connection with any transaction Encore will invoice the Company at market prices, (iii) all deposits due with respect to such Targeted Asset, and (iv) all closing costs (including escrow and title charges, acquisition and financing fees) to acquire such Targeted Asset.

1.15           “Board Book” means a written proposal for each potential Targeted Asset containing information specific to such asset, including all due diligence, underwriting, asset valuation information, market information, IRR projections and other information on a potential Targeted Asset reasonably required by Encore in a form reasonably satisfactory to Encore.

1.16           “Book Value” means, as of any particular date with respect to an Asset, the adjusted tax basis for federal income tax purposes of such Asset, except as otherwise provided herein. The initial Book Value of each Asset contributed (or deemed contributed) to the Company by or on behalf of a Member will be the fair market value of such Asset as stated on Schedule 3.1 (or, if no such value is stated on Schedule 3.1, as otherwise reasonably determined by the Manager, subject to final approval by Encore. The Book Values of all Assets will be adjusted to equal their respective fair market values, as reasonably determined by the Manager, subject to the final approval of Encore, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for services or for more than a de minimis additional Capital Contribution; and (ii) the distribution by the Company to a Member of more than a de minimis amount of Assets, including money, as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g). The Book Values of the Assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that the Book Values will not be adjusted pursuant to this sentence to the extent that the Manager or Encore determines that such an adjustment would be duplicative of an adjustment made pursuant to the preceding sentences. If the initial Book Value of an Asset is not its cost, or if the Book Value of an Asset is adjusted pursuant to either of the two preceding sentences, such Book Value will thereafter be adjusted for Depreciation with respect to such Asset rather than for the cost recovery deductions to which the Company is entitled for income tax purposes with respect thereto. The Book Value of any Asset distributed to a Member will be adjusted to equal the fair market value of such Asset on the date of the distribution, as reasonably determined by the Manager, subject to the final approval of Encore,

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1.17           “Budgets” means the Company Budget and each Project Budget.

1.18           “Business Day” means any day except a Saturday, Sunday or other day which in Dallas, Texas, Phoenix, Arizona or the City of New York is a legal holiday or a day on which banking institutions are authorized by law or executive action to close.

1.19           “Caliber” means Caliber Services, LLC, a Delaware limited liability company.

1.20          “Capital Account” is defined in Section 3.4.

1.21           “Capital Contributions” means the total amount of cash and other property contributed to the Company by the Members pursuant to Sections 3.1 and 3.2.

1.22           “Carried Interest Proceeds” means, as of any date, any and all amounts paid to the Company by any Subsidiaries on account of the Company’s carried interest, incentive allocations and fees, promoted interest, performance fee, and all other fees or similar rights of participation or profit-sharing in connection with the Projects or any other directly or indirectly Company owned Asset, which shall include the sum of (i) all distributions paid or payable to the Company by any Subsidiary in excess of the percentage capital invested by the Company in such Subsidiary relative to all invested capital in such entity and (ii) all fees payable to the Company by each Subsidiary.

1.23           “Certificate” means the Certificate of Formation of the Company as provided for pursuant to the Act, as originally filed with the office of the Secretary of State of the State of Delaware and as amended, supplemented and restated from time to time.

1.24           “Closing Date” means, with respect to any Targeted Asset, the date on which a Subsidiary consummates the acquisition (whether by assignment, participation or otherwise) of such Targeted Asset.

1.25           “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

1.26           “Company” means the limited liability company formed under this Agreement, as such company may from time to time be constituted.

1.27           “Company Budget” means a budget for Company income and expenses not accounted for in a Project Budget.

1.28           “Company Required Equity Investment” means the amount set forth in the respective Project Budget or such other amount determined by Encore and as such equity is required to be funded by the Company; provided, however, in each case, unless waived by mutual consent of Encore and Caliber, Caliber and its Affiliates shall contribute 2.5% of total Project equity with the option to increase total Project equity up to 15% and Encore and its Affiliates shall contribute 97.5% of total Project equity; with any additional JV Partner contributions to be at Encore’s sole discretion.

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1.29           “Confidential Information” means all information which is furnished by or on behalf of any Member to the Manager or the other Member, or to which the Manager has access while performing its obligations under this Agreement (including, but not limited to, information related to the Company, any Subsidiary, the Project or the Assets) irrespective of the form of communication, including, but not limited to, the following: (a) financial records of the Company, Any Subsidiary, any Member or any of their respective Affiliates, (b) information relating to the business of the Company, any Subsidiary, any Member or any of their respective Affiliates; (c) legal strategy of the Company, any Subsidiary, any Member or any of their respective Affiliates; (d) investment return information, information related to specific investments, employee and advisory board information, partnership agreements and their terms, financial statements and client letters, in each case of the Company, any Subsidiary, any Member or any of their respective Affiliates; (e) other financial information, methodologies, investment philosophies, ideas and strategies of the Company, any Subsidiary, any Member or any of their respective Affiliates; (f) any username and password furnished by or on behalf of any Member to the Manager or the other Member; (g) the internal system and network configurations and structure, and the existence of and details regarding any technological systems, programs, apparatus, controls, or similar systems, in each case of the Company, any Subsidiary, any Member or any of their respective Affiliates; (h) the internal policies and procedures of the Company, any Subsidiary, any Member or any of their respective Affiliates; and (i) all analyses, compilations, data, studies and other documents which are prepared by a Member, the Manager while performing its obligations under this Agreement and are based in whole or in part on such proprietary and confidential information, including any report or summary prepared by the Manager for the Company, any Subsidiary, any Member or any of their respective Affiliates in connection with this Agreement. The Manager and each Member recognizes that the Company, any Subsidiary or any Member may have received, and in the future will receive, from third parties certain confidential or proprietary information subject to a duty on the Company, such Subsidiary or such Member, as applicable, to maintain the confidentiality of such information and to use it only for certain limited purposes. The Manager and each Member agree that any such confidential or proprietary information of third parties entrusted to the Company, any Subsidiary or any Member shall also constitute “Confidential Information.” “Confidential Information” shall not include: (i) any information that is or becomes generally available to the public other than as a result of a disclosure by the Manager, a Member, or any of their Affiliates in violation of the confidentiality obligations set forth in this Agreement; (ii) any information independently made lawfully available to a party hereto as a matter of right by a third party; (iii) any information which is ordered to be released by requirement of a governmental agency or court of law; or, (iv) any information provided to professional advisors, such as attorneys and accountants of a party hereto.

1.30           “Construction Management Agreement” means each Construction Management Agreement between a Project owning Subsidiary and each of Encore, Manager or their respective Affiliates which shall in the form mutually agreed by the Members with respect to the Projects.

1.31            “Construction Management Fee” is defined in Section 8.8(c).

1.32            “Contributing Members” is defined in Section 3.3(a).

1.33            “Contribution Obligation” is defined in Section 6.2(b).

1.34            “Debt Placement Fee” is defined in Section 8.8(g).

1.35            “Defaulted Amount” is defined in Section 3.7(a).

1.36             “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an Asset for such year or other period, except if the Book Value of an Asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation will be an amount that bears the same relationship to the Book Value of such Asset as the depreciation, amortization or other cost recovery deduction computed for tax purposes with respect to such Asset for the applicable period bears to the adjusted tax basis of such Asset at the beginning of such period, or if such Asset has a zero adjusted tax basis, Depreciation will be an amount determined under any reasonable method selected by the Manager.

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1.37           “Development Agreement” means each Development Agreement between a Project owning Subsidiary and each of Encore, Manager or their respective Affiliates which shall in the form mutually agreed by the Members with respect to the Projects.

1.38            “Development Fee” is defined in Section 8.8(d).

1.39            “Discretionary Sale” is defined in Section 11.1(a).

1.40            “Discretionary Sale Notice” is defined in Section 11.1(a).

1.41            “Discretionary Sale Projects” is defined in Section 11.1(a).

1.42           “Disposition” means any of the following: (i) a sale, exchange, transfer, assignment or other disposition of all or a portion of any Asset, other than tangible personal property that is not sold or transferred in connection with the sale or transfer of property or a leasehold interest in property and is otherwise sold or transferred in the ordinary course of business, (ii) any condemnation or deeding in lieu of condemnation of all or a portion of any Asset, (iii) any Financing of any Asset, (iv) the receipt of proceeds (other than insurance proceeds) due to any fire or other casualty to a Project or any other Asset, and (v) any other transaction involving an Asset, the proceeds of which, in accordance with GAAP or IFRS, are considered to be capital in nature.

1.43            “Disposition Fee” is defined in Section 8.8(f).

1.44            “Dollars” or “$” means United States dollars.

1.45            “Effective Date” is defined in the first paragraph of this Agreement.

1.46           “Emergency Expenditure” means an unbudgeted expenditure incurred or necessary to prevent or remedy a bona fide emergency involving a Project or Projects (or portion thereof) or any person therein or thereon, (i) requiring expenditures in an amount no greater than $20,000 in any single instance or (ii) requiring expenditures in such other greater amount proposed by Manager and approved by Encore.

1.47            “Encore” is defined in the first paragraph of this Agreement.

1.48           “Entity” means any general partnership, limited partnership, limited liability partnership, corporation, professional corporation, joint venture, limited liability company, professional limited liability company, trust, business trust, cooperative or association or other similar entity constituted under the laws of any state, the United States or any foreign country.

1.49           “ERISA” means the Federal Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

1.50           “Excluded Projects” means Projects listed on Exhibit B, which are not competitive with any Company investment, and any Projects not acquired by the Company or its Subsidiary after compliance with Section 8.9 of this Agreement, as such list may be revised from time to time.

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1.51           “Exclusivity Period” means the period beginning on the Effective Date and ending upon the earliest of (A) a determination by the Members that the Members elect to terminate the Exclusivity Period, or (B) dissolution of the Company and termination of this Agreement pursuant to the provisions of Section 10.1.

1.52           “Fees” is defined in Section 8.8(c) of this Agreement.

1.53            “Final Removal Date” is defined in Section 8.10(a).

1.54            “Final Termination Notice” is defined in Section 8.10.

1.55           “Financing” means any indebtedness, financing or refinancing by debt, bonds, sale and leaseback, or other form of financing with respect to a Project or any debt or other similar monetary obligation of the Company or any Subsidiary (but excluding trade payables and accrued expenses incurred in the ordinary course of business).

1.56            “First Refusal Notice” is defined in Section 8.9(a)(ii) of this Agreement.

1.57           “Force Majeure” shall mean an unforeseeable event or cause that is beyond the reasonable control of the affected Party including, without limitation, those caused by: (a) acts of God, war, riots, insurrection, terrorism, rebellion, floods, hurricanes, tornadoes, earthquakes, lightning, pandemic, epidemics, actual or threatened health emergency, quarantine, or other health risks or natural calamities; (b)  explosions or fires; (c) strikes, lockouts, or other labor disputes, but excluding strikes, lockouts or work stoppages involving only employees of the Company, Subsidiaries, or the Members or its Affiliates; or (d) actions or inactions of any government authority, including permitting or inspection delays beyond the normal applicable waiting period and government preemption.

1.58           “GAAP” means generally accepted accounting principles, consistently applied, as from time to time in effect in the United States of America, including the statements and interpretations of the United States Financial Accounting Standards Board, provided that material changes in presentation are approved by the Members.

1.59           “Good Faith” means for purposes of this Agreement, that the Manager or such other determining party believed such determination to be in, or not opposed to, the best interests of the Company and, as applicable, within the scope of such party’s authority conferred on him, her or it by the Company and such conduct did not constitute fraud, gross negligence, willful misconduct or a material breach of any agreements contained herein or in any other agreements with the Company or Subsidiary or other party affecting this Agreement.

1.60             “IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB), applied on a consistent basis.

1.61           “Initial Capital Contribution” means the initial Capital Contribution of each Member as described in Section 3.1.

1.62           “Investment IRR” means 8% (or such other mutually agreed percentage) as the discount rate at which the net present value of all distributions made to the Members equals the net present value of all Capital Contributions made (or deemed made pursuant to the Agreement) by the Members, calculated from the date of the Capital Contribution has been reserved by the Company for a Project. The calculation of Investment IRR shall not take into account any federal, state or local income taxes imposed on the Members as a result of receiving such distributions or on the Member’s share of the taxable income of the Company.

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Execution Version

1.63           “Joint Venture Agreement” means this Agreement and any other agreement entered into from time to time (i) by Caliber or any of its Affiliates, on the one hand, and Encore or their Affiliates, on the other hand, relating to the Company, a Project or a Subsidiary, and (ii) by the Company or any of its Affiliates, on the one hand, and Caliber or any of its affiliates, on the other hand, in each case relating to the Company, a Project or a Subsidiary including, without limitation, each Project Asset Management Agreements, Loan Guarantees, and any other Manager Affiliate Agreement.

1.64           “Key Person(s)” means John C. Loeffler II, and such other person who replaces a Key Person in accordance with Section 8.2(a).

1.65           “Liquidating Transaction” is defined in Section 6.2(a).

1.66            “Loan” means, collectively:

(a)    any loan (i) which is owing to the Company, or a Subsidiary or (ii) in which the Company or a Subsidiary acquires (whether by assignment, participation or otherwise) any right, title or interest, (whether pursuant to a written agreement or otherwise), in each case whether or not such loan is evidenced by a promissory note or is secured in full or in part;

(b)    all right, title and interest of the Company, or a Subsidiary in, to and under all agreements and instruments from time to time evidencing or relating to such loan, including credit agreements, promissory notes, letters of credit, guarantees, security agreements, interest rate protection agreements and financing statements, each as from time to time in effect;

(c)    all right, title and interest of the Company, or a Subsidiary in, to and under all liabilities, obligations and indebtedness owing to the Company, or a Subsidiary under or in connection with such loan and the agreements and instruments described in clause (b) above, including obligations in respect of principal, premium, interest, reimbursement obligations under letters of credit and interest rate protection agreements, fees, charges, indemnities, expenses and other amounts; and,

(d)    all right, title and interest of the Company, or a Subsidiary in, to and under all Assets from time to time subjected to a security interest, mortgage or charge to secure the payment or performance of such loan or any other liabilities, obligations or indebtedness owing to the Company, or a Subsidiary under any agreement or instrument described in clause (b) above.

(e)    Loans shall not include Member Loans or any third-party acquisition financing or refinancing pursuant to which the Company, a Subsidiary is the borrower.

1.67           “Loan Guarantee” means any guarantee, surety, indemnity, letter of credit or other assurance to any third party of the payment or performance of any obligations of the Company or any Subsidiary (to cover non-recourse carveouts or otherwise) under any Financing, subject to the prior written approval of Encore.

1.68           “Manager” means the Person designated as Manager in the first paragraph of this Agreement, together with any Person who becomes a substituted or an additional Manager as provided herein, in each instance in such Person’s capacity as a Manager of the Company.

1.69           “Manager Affiliate Agreement” Means any contract or agreement between (x) the Company or any Subsidiary and (y) Caliber, any member of Caliber, or any Affiliate of Caliber, or any Affiliate of any member of Caliber.

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1.70            “Manager Indemnity Obligation” is defined in Section 8.7(b).

1.71           “Material Liability” means a liability that is, or is reasonably expected to be, material and adverse to the business, operations, results of operations, obligations, capital, properties, assets or financial condition of the Company, taken as a whole.

1.72           “Member” means the Persons designated as Members in the first paragraph of this Agreement, together with any Person who becomes a substituted or an additional Member as provided herein.

1.73           “Member Consent” means: (i) so long as Caliber remains the Manager of the Company, the consent of Encore and Caliber; and (ii) upon removal of Caliber as Manager of the Company in accordance with the terms of this Agreement, the consent of Encore in its sole discretion.

1.74            “Member Loan” is defined in Section 3.3(b).

1.75           “Net Cash Flow” means, with respect to any calendar month or other period, all cash revenues, released reserves and other funds received by the Company (other than funds received as Capital Contributions or as the proceeds of Member Loans and other funds received from third-party lenders unless the lender of such funds and the Company intend that such funds be distributed to the Members), reduced by the sum of the following: (i) all sums paid to lenders by the Company during such calendar month or other period (other than amounts paid with respect to Member Loans), (ii) all reasonable and necessary cash expenditures and reserves made during such calendar month or other period which are provided for in the Project Business Plan, Company Budget or Project Budget (or any updates thereto), (iii) any expenses or expenditures incurred by Manager, Caliber or any Affiliated Person with respect to Caliber, to the extent reimbursement of such expenses is included in the approved Project Business Plan, Company Budget or Project Budgets, or has been approved by Encore, and (iv) any Emergency Expenditures. There will not be included as reasonable and necessary cash expenditures of the Company or any Subsidiary during any calendar period, or otherwise charged against Net Cash Flow, any amount representing overhead or payroll costs of Caliber, or any Member or of any Affiliated Person with respect to Caliber or any Member (but cash expenditures will include Fees provided for in this Agreement). Net Cash Flow will be determined separately for each calendar month or such other calendar period by Encore and will not be cumulative.

1.76           “Net Proceeds” means the gross proceeds (other than insurance proceeds) from a Disposition less all costs and expenses (including broker fees, closing costs, repayment of indebtedness and related prepayment penalties) incurred in connection therewith, including any portion thereof used to (i) establish such reserves as are required under any financing documents, the approved Company Budget or the applicable Project Budget or otherwise approved by Encore, (ii) repay any debts or other obligations of the Company or any Subsidiary in connection with, or contemplated to be paid from the proceeds of, such Disposition, (iii) restore a Project following a casualty or condemnation if such proceeds result from such event and the Company, pursuant to the provisions of this Agreement, elects to restore, (iv) pay costs reasonably and actually incurred in connection with the Disposition, (v) pay creditors, and (vi) pay the Project Disposition Fee. “Net Proceeds” shall include all principal, interest and other payments as and when received with respect to any note or other obligation received by the Company or any Project in connection with a Disposition.

1.77            “Non-Contributing Member” is defined in Section 3.3(a).

1.78            “Non-Monetary Breach” is defined in Section 8.10(d).

1.79            “Notice” is defined in Section 12.2(a).

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1.80            “OFAC” means the United States Treasury’s Office of Foreign Assets Control.

1.81           “Partially Adjusted Capital Account” means, with respect to any Member for any taxable period, the Capital Account of such Member at the beginning of such taxable period, adjusted (i) by adding an amount equal to such Member’s share of the “minimum gain” and “partner minimum gain” (as such terms are used in Regulation Section 1.704-2) not otherwise required to be taken into account under Section 5.6 during such taxable period, and (ii) as set forth in Section 3.4 for all contributions and distributions during such period, and all special allocations pursuant to Sections 5.2 or 5.6 with respect to such taxable period, but before giving effect to any allocation of Profit or Loss for the period under Section 5.1.

1.82           “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 and the regulations issued thereunder, all as amended and in effect.

1.83           “Percentage Interest” means, with respect to Caliber, 50%, and with respect to Encore, 50%, in each case as more particularly specified in Schedule 3.1 and as such percentage may be adjusted from time to time by reason of any transfer of an interest in the Company (including an adjustment pursuant to Section 3.7).

1.84           “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns (or permitted assigns, as applicable) of such individual or Entity where the context so admits.

1.85           “Preferred Return” means, an amount calculated monthly with respect to Encore, for purposes of distributions pursuant to Section 6.1 equal to eight percent (8%) Investment IRR.

1.86           “Profit” or “Loss” will be determined for each taxable year or other relevant period by calculating the sum of (i) an amount equal to the Company’s income or loss for such year or period for federal income tax purposes, including all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1), plus (ii) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this provision, and minus (iii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704- 1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss pursuant to this provision. In the event the Book Value of any Project is adjusted pursuant to the definition of Book Value, the amount of such adjustment will be taken into account as gain or loss from the disposition of such Project and allocated in the same manner as Profit or Loss would be allocated. For purpose of calculating Profit or Loss: (i) gain or loss resulting from any disposition of a Project will be computed by reference to the Book Value of the Asset rather than the adjusted tax basis of such Asset; and (ii) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation. If the amount calculated in the manner provided above is a positive amount, such amount will be the Company’s Profit for such fiscal year or other period; and if negative, such amount will be the Company’s Loss for such fiscal year or other period.

1.87           “Prohibited Person” means any Person that is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by the United States Treasury Department, Office of Foreign Asset Control.

1.88           “Project” means, with respect to each Subsidiary, the Targeted Asset and other real and personal property or interest therein owned by that Subsidiary.

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1.89           “Project Budget” means the applicable Subsidiary’s operating budget for the current fiscal year (including a reasonable provision for contingent or unforeseen expenditures and reasonable reserves to provide for working capital requirements), as approved by Encore.

1.90           “Project Business Plan” means, with respect to each Project, a business plan for the Project that includes with respect to such Project (i) an executive summary of the strategic goals and objectives for the upcoming fiscal year (including financial goals, marketing, leasing, development and redevelopment plans, staffing, operations, expense management and exit plans); (ii) a description of how the proposed Project Business Plan compares with and contrasts to the original plan outlined in the approved Board Book; (iii) a Project Budget for the upcoming fiscal year (including an income statement and a statement of cash flows); (iv) a variance analysis comparing the upcoming fiscal year’s income and cash flow to (x) the current fiscal year’s budget and (y) the projected income and cash flow budget in the approved Board Book; (v) a summary of material capital expenditures, renovations and development planned for the upcoming fiscal year, along with a variance analysis to the approved Board Book; (vi) a leasing/sales plan for the fiscal year with a proposed guideline of terms for new leasing/sales/business and transactions; (vii) any other marketing/sales plans; (viii) an updated forecast of cash flows based on the proposed Project Business Plan; (ix) a summary of the insurance coverage for the Project and applicable Subsidiary, including a description of any material changes thereto as compared to the previously approved Project Business Plan; (x) current rent roll and stacking plans; and (xi) such other information or reports as may be reasonably requested by a Member to evaluate the status and performance of the Project.

1.91           “Project Fund Management Agreement” means each Fund Management Services Agreement between a Project owning Subsidiary and Manager or its Affiliate, which shall in the form mutually agreed by the Members with respect to the Projects.

1.92           “Purchase Agreement” means each agreement pursuant to which a Subsidiary contracts to purchase a Targeted Asset directly or by assignment of such purchase contract to such Subsidiary.

1.93           “Purchase Price” means any purchase price payable to a Seller pursuant to a Purchase Agreement.

1.94           “Regulation” or “Regulations” means the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time.

1.95           “ROFC Opportunity” means Behavioral Health Hospital build-to suits or such other acquisition or development of a business opportunity that is mutually agreeable, which is not an Excluded Project, in which John C. Loeffler II agrees to jointly acquire or develop.

1.96           “Seller” means any seller pursuant to a Purchase Agreement.

1.97           “Subsidiary” means (i) a Delaware limited liability company directly or indirectly owned by Company, which has been established to own a Targeted Asset, and which is organized pursuant to an operating agreement in the form mutually agreed by the Members and which form shall be deemed agreed and approved by the Members with respect to each subsequent Project thereafter with respect to all future Subsidiaries, and (ii) any and all other entities direct or indirectly owned by the Company and any Subsidiary. Unless otherwise agreed in writing by the Members, each Subsidiary will enter into and be governed by a limited liability company agreement substantially the form and substance consistent with Exhibit A.

1.98           “Target Capital Account” means, with respect to any Member for any taxable period, an amount equal to the hypothetical distribution such Member would receive if all the property directly or indirectly held by the Company (including cash) were sold for cash equal to the Book Value of such property (taking into account any depreciation allowable for such period), all liabilities of the Company, including all liabilities encumbering or associated with property directly or indirectly held by the Company, were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability of each entity, to the Asset securing such liability), and the net proceeds of such hypothetical transactions and all cash otherwise available (after satisfaction of such liabilities) were distributed in full pursuant to Section 6.1 hereof.

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1.99           “Targeted Asset” means a proposed acquisition and development of Behavioral Health Hospital project(s) for which a Board Book and a Bid Preparation and Closing Expense Budget has been submitted to and approved by Encore in accordance with Sections 8.9 and 12.1 or ROFC Opportunity.

1.100          “Tender Date” is defined in Section 3.2.

1.101          “Ten-Day Period” is defined in Section 8.9(a)(ii).

1.102          “Transfer Notice” is defined in Section 3.7(c).

1.103        “Unpaid Preferred Return” means an amount equal to the excess, if any, of (i) the total cumulative Preferred Return due to Members less (ii) the cumulative sum of the Preferred Returns distributed pursuant to Section 6.1, but not below zero.

1.104        “Unrelated Business Taxable Income” will have the meaning specified in Code Sections 512 and 514 and the Regulations thereunder.

1.105        “Unreturned Capital Contributions” means, for each Member, such Member’s Capital Contribution(s) to the Company minus the excess (if any) of the cumulative distributions made to such Member pursuant to Section 6.1(a)(i) 5.4 over the amount of such Member’s cumulative Preferred Return (as applicable).

ARTICLE 2

FORMATION OF LIMITED LIABILITY COMPANY

2.1               Formation. The Company was formed by the filing of the Certificate. The Members, by execution of this Agreement, hereby enter into and join together in the Company as a limited liability company under and pursuant to the Act. The rights and liabilities of the Members will be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement will, to the extent permitted by the Act, control.

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2.2              Company Name. The name of the Company will be Caliber-Encore Opportunistic Growth Fund. The business of the Company will be conducted under such name or such other name as the Members will mutually agree in writing. The Certificate, Etc. The Manager filed the Certificate with the Secretary of State of the State of Delaware on April 25, 2022 and the Manager has provided each Member with a copy thereof. The Members hereby agree to execute, and the Manager agrees to file and record, all such other certificates and documents, including amendments to the Certificate, and, subject to the terms of this Agreement, to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of the Company, the ownership of property and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business, including qualification of the Company as a foreign limited liability company in any state in which such qualification is required. Principal Business Office, Registered Office and Registered Agent. The principal business of the Company will be located at CaliberCos, Inc., 15150 North Hayden Road, Suite 220, Scottsdale, AZ 85260 or at such other location as may hereafter be determined by Encore. The initial registered office of the Company will be CaliberCos, Inc., 15150 North Hayden Road, Suite 220, Scottsdale, AZ 85260. The initial registered agent for service of process on the Company will be Registered Agent Solutions, Inc., located at 9 E. Loockerman St., S-311, Dover, Delaware, 19901. The registered office and the registered agent of the Company may be changed by Encore from time to time in accordance with the then applicable provisions of the Act and any other applicable laws. The Members will be notified by Encore of any change in such principal business office, registered office or registered agent for service of process within 15 Business Days of the date of such change. Term of Limited Liability Company. The term of the Company commenced on the date of the initial filing of the Certificate with the office of the Secretary of State of the State of Delaware and will continue until dissolved and terminated pursuant to the provisions of Section 10.1. Purposes. The purposes of the Company are to acquire, own, service, maintain, improve, operate and dispose of the Assets, and to engage in all actions necessary, convenient or incidental thereto. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company will have the power and is hereby authorized:to organize one or more Subsidiaries and to acquire any other real or personal property which may be necessary, appropriate, convenient or incidental to the accomplishment of the purposes of the Company, or to cause any Subsidiary to do the same;

(b)    to directly or cause any Subsidiary to acquire a Targeted Asset;

(c)    to own, hold, operate, maintain, finance, service, improve, lease, sell, convey, mortgage, pledge, or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company or to cause any Subsidiary to do the same;

(d)    to enter into all such agreements, and to execute, acknowledge and deliver all such documents, certificates and other instruments, as will be necessary, appropriate or convenient in connection with the acquisition of the Targeted Assets or to cause any Subsidiary to do the same;

(e)    to take any and all action necessary or appropriate as the holder of the Assets, including, the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents evidencing such waivers, consents or amendments or to cause any Subsidiary to do the same;

(f)     to borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and, if necessary, to secure the same by mortgage, pledge or other lien on any Assets of the Company, any Subsidiary and to cause any Subsidiary to do the same;

(g)    invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(h)    to prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company, any Subsidiary, and in connection therewith execute any extensions, renewals or modifications relating thereto and to cause any Subsidiary to do the same;

(i)     to enter into partnerships or other ventures with other Persons in furtherance of the purposes of the Company; and,

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(j)     to do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or advisable with respect to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act, or to cause any Subsidiary to do the same.

2.8               Beneficial Ownership of Manager. Manager represents and warrants that, as of the date hereof, it has no members other than those set forth on Schedule 2.8 attached hereto, which contains a complete and accurate ownership chart of Manager and its direct and indirect equity holders. Manager represents, warrants and covenants that, as of the date hereof and, throughout the term of this Agreement, (i) John C. Loeffler II serves and will continue to serve as the managing member of Manager; provided, however, if John C. Loeffler II no longer serves as the managing member of Manager due to his death, incapacity or disability, Manager may designate a replacement managing member satisfactory to Encore in its sole discretion, within 90 days after any of the foregoing events and (ii) the Key Persons will continue to own 100% of the equity of Manager.

2.9               Representations by Members. Each Member represents, warrants, agrees and acknowledges as to itself only that:

(a)    it is a limited liability company, corporation or partnership, as applicable, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement, to acquire and hold its Percentage Interest and to perform its obligations hereunder; the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or limited liability company action; the Person executing this Agreement on such Member’s behalf is duly authorized to do so; and this Agreement is binding upon it and enforceable against it in accordance with the terms hereof;

(b)    its execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with, result in a breach of or constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, conflict with or violate any of the provisions of its organizational documents, or violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or official, which would materially and adversely affect the performance of its duties hereunder; such Member has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Member of its obligations hereunder;

(c)    there is no action, suit or proceeding pending against such Member or, to its knowledge, threatened in any court or by or before any other governmental agency or instrumentality which would prohibit its entering into or performing its obligations under this Agreement;

(d)   it and its Affiliates are not Prohibited Persons;

(e)   it and its Affiliates are in compliance with the Patriot Act; and

(f)     it and its Affiliates are not in violation of any legal requirement related to money laundering or anti-terrorism and none of such Persons are located in or transacting business in any countries listed as embargoed countries under OFAC regulations.

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2.10             Data Security and Confidential Information.

(a)                The Manager may engage a third party vendor to provide (i) access, storage, transmission, receipt and maintenance of Confidential Information and (ii) application servers, database servers and related systems and equipment upon which the Confidential Information resides or which may connect or have access to the internal network of any Member or any Affiliate of such Member (collectively the “Data Environment”), which vendor shall represent such vendor is ISO 9000 certified or subject to approval by Encore (an “Approved Data Vendor”).

(b)                In the event the Manager engages any vendor other than an Approved Data Vendor to host and maintain the Data Environment, the Manager represents and warrants that it shall adopt procedures and electronic safeguards recommended by an Approved Data Vendor designed to protect Confidential Information against access by non-authorized representatives and third parties and that such safeguards shall be maintained until the Company is dissolved at no less than the same level of effectiveness as they are maintained at present, and, in any event, at no less than commercially reasonable levels.

(c)                In the event the Manager engages any vendor other than an Approved Data Vendor to host and maintain Confidential Information and all Company, the Manager shall maintain and enforce security procedures with respect to the (i) access, storage, transmission, receipt and maintenance of Confidential Information and (ii) the Data Environment, in each case that (A) are at least equal to information security industry best practices and (B) provide appropriate technical and organizational safeguards against accidental or unauthorized destruction, loss, alteration or disclosure of Confidential Information or access to the Data Environment. Following industry best practices, such safeguards shall include: (y) maintaining and complying with a written information security program and (z) maintaining proper access controls to ensure that only authorized personnel on a need-to-know basis can access Confidential Information. If the Company ceases to engage an Approved Data Vendor, the Manager shall take such other actions as are necessary to maintain conformance with industry standard best practices to ensure the security, confidentiality, integrity and availability of Confidential Information and shall comply with any reasonable security requirements provided in writing by Encore to the Manager.

(d)                The Manager shall promptly deliver to the Members a copy of any notice received from the vendor that maintains the Data Environment of any threat to, or breach of, the Data Environment that does or may compromise the security, confidentiality or integrity thereof.

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ARTICLE 3

CAPITALIZATION

3.1        Initial Capital Contributions. Each Member’s Initial Capital Contribution is listed on Schedule 3.1. The values of the Initial Capital Contributions of the Members are set forth in Schedule 3.1 hereto. Each Member’s obligation to fund the Initial Capital Contributions shall be subject to mutual agreement and execution and delivery of all other Joint Venture Agreements applicable to the Projects. Additional Capital Contributions. In addition to the Initial Capital Contributions, each Member agrees to make additional Capital Contributions to the Company from time to time in accordance with its Percentage Interest (“Additional Capital Contributions”) to fund as determined by Encore, from time to time, in its sole discretion: (i) the Company Required Equity Investment of a Project as set forth in the respective Project Budget, (ii) Emergency Expenditures, (iii) costs and expenses specifically designated as requiring Company equity contributions as set forth in the approved Company Budget, provided that with respect to the Project for which such Additional Capital Contribution is requested there is no material deviation from project schedule as set forth in the approved Project Budget and Project Business Plan, subject to Force Majeure, (iv) costs and expenses specifically requiring Company equity funding as set forth in an approved Project Budget, provided that with respect to the Project for which such Additional Capital Contribution is requested there is no material deviations from the project schedule as set forth in the approved Project Budget and Project Business Plan, subject to Force Majeure, and (v) other costs and expenses approved by Encore; provided, however, that if such Additional Capital Contributions are insufficient Manager shall not be deemed to have breached its obligations hereunder. The Manager will give Notice to the Members of a proposed Additional Capital Contribution to be made by each Member, (x) stating the aggregate amount of such Additional Capital Contribution, (y) stating in reasonable detail the reasons such Additional Capital Contributions are required, the intended use thereof and such other information as any Member may reasonably request and the date on which the Members will be obligated to contribute to the Company the amount of such Additional Capital Contribution (which date, the “Tender Date”, will not be less than 15 Business Days after the date on which such Notice is given, except with respect to Emergency Expenditures which Tender Date shall be as far in advance as reasonably practicable, which may be less than 15 Business Days). Manager will (not less than 5 Business Days prior to the Tender Date) provide a Notice so stating to each Member will be obligated to contribute to the Company on the Tender Date, in cash, the aggregate amount of Additional Capital Contributions to be made on the Tender Date, in proportion to their respective Percentage Interests. If any Member fails to pay to the Company by 5:00 p.m. Eastern Time on the Tender Date its entire share of any Additional Capital Contribution required pursuant to this Section 3.2 (such Member, the “Non-Contributing Member”), then the portion thereof not contributed by such Non-Contributing Member shall be hereinafter referred to as the “Deficiency”. Any other Member who wishes to make payment to the Company all or any portion of such Deficiency shall be deemed a “Contributing Member.” The Contributing Member may, in its sole and absolute discretion, elect by notice to the Non-Contributing Member to make a Member Loan to the Non-Contributing Member. No Member will be entitled or required to make any Capital Contributions to the Company other than under Section 3.1 or as required by this Section 3.2. A Contributing Member may, in its sole discretion, elect to advance any Deficiency in the form of a Member Loan pursuant to Section 3.2 or deem such amounts an additional Capital Contribution by Contributing Members for which it is entitled to Additional LP Return in accordance with Section 3.7(a) which Additional LP Returns would in each case be paid to Encore out of future distributions or fees otherwise payable to Non-Contributing Members. Failure to Make Additional Capital Contributions.

(a)         Member Loan.

(i)                 In the event of any Deficiency described in Section 3.2, the Contributing Member may deliver a notice (a “Member Loan Notice”) to the Non-Contributing Member of its intention to make a Member Loan pursuant to this Section 3.3 or to make Additional Capital Contributions which entitle the Contributing Member to an Additional LP Return pursuant to Section 3.7. The Contributing Member shall have the right, but not the obligation, to make a loan (a “Member Loan”) to the Non-Contributing Member in an amount equal to the Deficiency at any time after the tenth (10th) day following the delivery of a Member Loan Notice provided that such Non-Contributing Member has not funded such Deficiency prior to the making of such Member Loan. If a Member Loan shall be made in accordance with this subsection 3.3(a), the Contributing Member shall notify the Non- Contributing Member of the amount and date of the Member Loan, and the Capital Account of the Non-Contributing Member shall be credited to reflect the payment of the proceeds of the Member Loan to the Company on behalf of the Non-Contributing Member (each such contribution being hereinafter referred to as a “Member Loan Contribution”). Each Member Loan shall be deemed to be made to the Non-Contributing Member, with the proceeds of each Member Loan being delivered to the Company by the Contributing Member making same in immediately available funds on such Non-Contributing Member’s behalf. A Member Loan shall be deemed to have been advanced on the date actually advanced. Each Member Loan will, to the fullest extent permitted by law, bear interest at an annual rate, determined daily and compounded monthly, equal to the lesser of 15% or the highest rate permitted by law if such rate is not 15% and will be due not later than six (6) months from the date such Member Loan is made (“Member Loan Maturity Date”). A Contributing Member making a Member Loan (“Lending Member”) may extend the Member Loan Maturity Date in its sole discretion.

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(ii)               If a Member Loan has been made, the Non-Contributing Member shall not receive any distributions of Net Cash Flow or Net Proceeds or any proceeds from the transfer of all or any part of its Membership Interest while the Member Loan, including all interest thereon remains unpaid. Instead, the Non-Contributing Member’s share of Net Cash Flow and Net Proceeds or such other proceeds shall first be paid to the Lending Member until all Member Loans to such Non-Contributing Member, including all accrued and unpaid interest thereon shall have been repaid in full. Such payments shall be applied first to the payment of interest accrued and unpaid, and then to outstanding principal, but shall be considered, for all other purposes of this Agreement, to have been distributed to the Non-Contributing Member. Distributions of Net Cash Flow and Net Proceeds to such Non-Contributing Member shall be immediately reinstated prospectively upon the full repayment of a Member Loan (including all accrued and unpaid interest thereon), to the Lending Member. The Non-Contributing Member shall be liable for the reasonable fees and expenses incurred by the Lending Member (including reasonable attorneys’ fees and disbursements) in connection with any enforcement or foreclosure upon any Member Loan and such costs shall, to the extent enforceable under applicable law, be added to the principal amount of the applicable Member Loan. In addition, at any time during the term of such Member Loan, the Non-Contributing Member shall have the right to repay, in full or in part, the Member Loan (including interest, any other charges).

(b)    Failure to Repay Member Loan. If at any time there are outstanding Member Loans owed to a Contributing Member, upon notice to the Non-Contributing Member, such Member Loans, may be converted into Additional Capital Contributions entitling the Contributing Member to Additional LP Returns in accordance with Section 3.7 below.

3.4       Capital Accounts. A separate capital account (a “Capital Account”) will be established and maintained for each Member, including any substituted Member who will hereafter acquire an interest in the Company, in accordance with the following provisions:To each Member’s Capital Account there will be credited the amount of cash and the fair market value of any other property actually contributed to the Company by such Member in accordance with Section 3.1 or 3.2, such Member’s allocable share of Profit, the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member, and any items in the nature of income or gain which are specially allocated to such Member pursuant to Sections 5.2 or 5.6 to the extent that Sections 5.2, 5.6 and applicable Regulations provide for such a Capital Account adjustment.

(b)    From each Member’s Capital Account there will be debited the amount of cash and the fair market value of any Company property distributed to such Member in its capacity as a Member pursuant to any provision of this Agreement, such Member’s allocable share of Loss, the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company, and any items in the nature of expenses or losses which are specially allocated to such Member pursuant to Sections 5.2 or 5.6 to the extent that Sections 5.2, 5.6 and applicable Regulations provide for such a Capital Account adjustment.

(c)    The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations under Section 704(b) of the Code, and will be interpreted and applied in a manner consistent with such Regulations.

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(d)    A Member will not be entitled to withdraw any part of the Capital Account of such Member or to receive any distributions from the Company except as provided in Article 6; nor will a Member be entitled to make any loan or Capital Contribution to the Company other than as expressly provided herein. No loan made to the Company by any Member will constitute a Capital Contribution to the Company for any purpose.

(e)    Except as expressly required by this Agreement or the Act, no Member will have any liability for the return of the Capital Contribution of any other Member. A Member who has more than one interest in the Company will have a single Capital Account that reflects all such interests, regardless of the class of interest owned and regardless of the time or manner in which the interests were acquired.

3.5               Transfer of Capital Accounts. In the event all or any portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in the Company, and reference in this Agreement to a Capital Contribution of or an allocation or distribution to a Member who is a transferee will include a Capital Contribution of or allocation or distribution previously made to its transferor Member on account of the transferred interest in the Company. Deficit Capital Accounts. Except as otherwise provided in Section 6.2(b), no Member with a deficit in its Capital Account will be obligated to restore such deficit balance or make a Capital Contribution to the Company solely by reason of such deficit. Adjustments to Member Interests.

(a)                Reduction of Non-Contributing Members’ Interests. If a Non-Contributing Member fails to make an entire Additional Capital Contribution required of such Member pursuant to Section 3.2, upon election of the Contributing Member, the Deficiency or any outstanding Member Loan balance, including accrued and unpaid interest thereon (for this purpose, the “Defaulted Amount”) may be cancelled and converted into a Capital Contribution to the Company or an applicable Subsidiary to which the Deficiency proceeds are directed, which would entitle the Contributing Member to a Preferred Return on such amounts contributed plus an additional amount equal to all distributions payable to limited partners or investor members of a Subsidiary (as elected by Contributing Member), as if the Contributing Member had directly invested such Additional Capital Contribution as an investor in the Subsidiary having the highest Investment IRR on and through the liquidation of the applicable Subsidiary (such aggregate amounts payable to Contributing Member pursuant to this paragraph, the “Additional LP Return”). All Additional LP Returns would be paid to the Contributing Member out of the distributions otherwise payable to the Non-Contributing Member. Appropriate adjustments will be made to the allocation, distribution, Capital Account, and other provisions of this Agreement to give effect to such Capital Contribution Notwithstanding the foregoing, the Non-Contributing Member shall within 10 business days following the request of the Contributing Member, execute such documents and take such additional actions as may be necessary to effectuate or evidence such adjustments. If the Non-Contributing Member shall fail to execute any such documents or take any such actions within such 10 business day period, such Non-Contributing Member hereby constitutes and appoints each of the Manager and the Contributing Member, including, if applicable, the officers and directors of the Manager and the Contributing Member or their respective general partner or member (and its officers and directors), to act alone as the attorney-in-fact of such Non-Contributing Member with full power of substitution in the names and stead of each such Member to execute, acknowledge, swear to and deliver such instruments as may be necessary or appropriate to carry out the foregoing provisions of this Section 3.7. The grant of power of attorney by each of the Members under this Section 3.7 is coupled with an interest and is and will be irrevocable, whether by reason of such Member’s dissolution or for any reason whatsoever.

(b)                No Prior Agreement to Transfer. The parties to this Agreement acknowledge and agree that there is no prior agreement, understanding or plan to change Members’ Percentage Interests, and that such a change is not expected given the structure of the transactions contemplated by this Agreement.

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3.8               Prohibition on Loans by Company. Without the prior written consent of the Members, the Company will not, directly or indirectly, make any form of loan or advance to or directly or indirectly guaranty or secure the obligations of any Member or to any Affiliated Person of any Member.

ARTICLE 4

BOOKS; REPORTS; TAX ELECTIONS; ACCOUNTS

4.1               Books and Records. The Manager will keep, or cause to be kept, complete, up-to-date and accurate books of account and records of the Company and each Subsidiary. The books of the Company will be kept in accordance with GAAP and IFRS, and all such books and records will at all times be maintained or made available at the principal business office of the Company. Each of (a) a current list of the full name and last known business address of each Member, set forth in alphabetical order, (b) a copy of the Certificate, including all certificates of amendment thereto, (c) copies of the federal, state and local income tax and information returns and reports of the Company, if any, for the 6 most recent years and (d) copies of this Agreement and of any financial statements of the Company for the 6 most recent years, will be maintained at the principal business office of the Company. All books and records will be maintained by the Manager (and will be available to the Members upon request) for a period of not less than 5 years after the dissolution of the Company. Required Reports. The Manager will deliver the following information unless a different schedule is approved by Encore: Annual Reports. The Manager will prepare, or cause to be prepared, and furnish to each Member:

(i)	within 30 days after the end of each fiscal year of the Company, the unaudited financial statements of the Company for such fiscal year accurately reflecting the financial condition and results of operations of the Company, including a balance sheet, a statement of changes in Members’ capital and a profit and loss statement, cash flow statement, all prepared by the Accountants;

(ii)	within 30 days after the end of each fiscal year of the Company, the Manager’s certification regarding no knowing non-compliance with the anti-corruption and anti-bribery covenants set forth in Section 8.1(b), including such backup information as any Member may reasonably request with respect to such certification;

(iii)	within 30 days after the end of each fiscal year of the Company, a written certification by the Manager that the Company and each Subsidiary has obtained and maintained all applicable insurance required under (A) this Agreement, (B) any loan agreement or other document or instrument governing any loan to which the Company or any Subsidiary is a party and (C) any management agreement, leasing services agreement, construction agreement, development agreement or similar agreement to which the Company or any Subsidiary is a party, and any and all amendments thereto, which certification will set forth the period of time covered by the applicable insurance policies; and

(iv)	at least 60 days prior to the start of each fiscal year of the Company, a Company Budget and a Project Business Plan for each Project.

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(b)    Quarterly Reports. Commencing after the end first full fiscal quarter following the Effective Date, the Manager will prepare, or cause to be prepared, and furnish to each Member within 15-days before the end of each fiscal quarter of the Company (e.g., for a fiscal year that is a calendar year, the following reports would be due not later than March 16, June 15, September 15 and December 16 of that year):

(i)	an updated aggregate cash flow projection to the terminal values for each Project and consolidated for the Company;

(ii)	if requested by a Member, an updated Company Budget and Project Business Plan for each Project;

(iii)	updated investment model for each Project compared to projects provided in Board Book;

(iv)	such other information or reports requested by the Members as may be useful to the Members in evaluating the status and performance of the Projects; and

(v)	a statement of changes in Members’ capital and a statement of cash flows.

(c)    Monthly Reports. The Manager will prepare, or cause to be prepared, and furnish to each Member within 15 days after the end of each calendar month:

(i)	an executive summary of the status and performance of the Projects, noting any material deviations from the Project Business Plan, and any material developments;

(ii)	a copy of the unaudited monthly financial statements of each Project and consolidated unaudited monthly financial statements for the Company for such month reflecting the financial condition and results of operations of each Project and of the Company including a balance sheet and an income statement all certified by the Manager, to Manager’s best knowledge and belief, to be complete and accurate in all material respects;

(iii)	for each Project, a separate variance analysis comparing performance to the applicable Project Budget and Board Book;

(iv)	for each Project, an updated statement of capital expenditures, including the amount spent to-date as compared to the applicable Project Budget and Board Book;

(v)	for each Project, current rent roll and stacking plans/revenue and expense reports and status updates

(vi)	for each Project, leasing and sales schedules and status updates;

(vii)	for each Project, a monthly general ledger report;

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(viii)	for each Project, a statement of Member’s Capital Contributions to such Project and distributions during such month from such Project; and

(ix)	such other information or reports requested by Members as may be useful to the Members in evaluating the status and performance of the Projects.

(c)                Tax Reports. The Manager will prepare, or cause to be prepared, and furnish to each Member (i) an estimate of taxable income for each fiscal year not later than January 31 of such fiscal year, reporting ordinary income items separate from items of capital gain, (ii) an estimate of taxable income using the best available information to be reported in the Schedule K-1’s not later than February 28 following such fiscal year, (iii) final Schedule K-1’s not later than March 15 following such fiscal year and (iv) detailed supporting schedules of Schedule K-1 to report (A) any Unrelated Business Taxable Income, if applicable, (B) any “unrecaptured section 1250 gain” within the meaning of the Code and the Regulations, recognized on the date of the sale of Targeted Assets, if applicable, and (C) the state sources of each item of income, gain, loss and deduction, as applicable. All financial statements and reports furnished pursuant to Section 4.2 will be in a form approved by Encore in writing.

(d)    Other Reports. Promptly upon the request of any Member from time to time, Manager will prepare, or cause to be prepared, and furnish to each Member any additional information such Manager or Member may reasonably request to assist such Member or a third party engaged by such Member in appraising or assessing the value of the Assets. Each Member may require periodic appraisals of the Assets of the Company from time to time, which shall be at such Member’s expense, and the Manager and Manager shall cooperate with the appraiser as reasonably requested. The Manager and tech Member will notify the other Members promptly (and in any event not later than 2 business days) after such Member becomes aware of (i) any Material Liability to the Company not contemplated by Company Budget, a Project Business Plan or a Project Budget, the Manager, the Members or any of their respective Affiliates or (ii) any pending or threatened in writing criminal complaint against any of the foregoing parties.

(e)    Member Access to Books and Records. Each Member will have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books and records of the Company. Such right may be exercised through any agent or employee of such Member designated by it or by a certified public accountant designated by such Member. A Member will bear all expenses incurred in any examination made for such Member’s account. Promptly upon request, the Manager will also furnish to the Members such other information bearing on the financial condition and operations of the Company as any Member may from time to time reasonably propose.

(f)     Costs. Except as otherwise specifically noted, all third party and out-of-pocket costs and expenses of compliance with the foregoing provisions of this Section 4.2 will be borne by the Company.

(g)    Confidentiality. The Members hereby agree to consider as proprietary, keep confidential, and not disclose to any third party, any Asset-specific or other information relating to the operations of the Company which could, if so disclosed, have an adverse impact on the business of the Company; provided, however, that any Member may disclose such information to any Person if such Person is party to a confidentiality agreement which adequately protects the Company against disclosures which could adversely affect its business; and provided, further, that any Member may disclose such information, on an “as needed” basis (i) to such Member’s lawyers, accountants, agents, lenders and investors in connection with the ordinary conduct of such Member’s business affairs or (ii) as required by law or pursuant to regulatory requests; provided, however, to the extent permitted by law, prior to complying with any such request the Member will request that the Person or regulatory authority requiring disclosure become party to a confidentiality agreement acceptable in form and substance to Encore. Nothing in this Section 4.2(g) will be construed as prohibiting any Member from communicating general financial information concerning the operating results of the Company to the direct or indirect beneficial owners of interests in such Member. Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment, tax structure or tax strategies of, and the tax strategies relating to the Company and any transactions entered into by the Company and the Subsidiaries and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment, tax strategies and tax structure. Except as otherwise required by law, the Manager agrees that, without the consent of Encore, it shall not, and shall cause its Affiliates to not, make reference to, or use, the name of Encore Properties, Ltd. or its Affiliates (other than the Company and its respective Subsidiaries) in connection with the interest of such Person in the Company.

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4.3	Filing of Returns and Other Writings; Partnership Representative.

(a)    Legal Uncertainties. The Manager will, and any Member may, inform the Members of any legal issues or uncertainties relating to the preparation of the Company’s federal, state and local income tax returns brought to Manager’s attention by the Accountants. If the Members do not agree on the proper tax treatment of any such item, the Manager will submit the relevant alternatives to the Members and will prepare the Company’s returns in accordance with the treatment approved by Encore. Notwithstanding anything else in this Agreement to the contrary, Encore shall be entitled to make all decisions and determinations (including for tax return reporting purposes and for purposes of positions taken in tax audits and other tax proceedings) relating to any allocations, capital shifts, guaranteed payments, and other items that result in taxable income to any Member, including as to the timing and manner of reporting thereof, and all decisions and determinations relating to the reporting, treatment and tax consequences of the Initial Capital Contributions; provided, however, that if such determinations are inconsistent with the Company’s Accountants evaluation, it shall not be deemed to be a breach of any of Manager’s duties hereunder. All rights and obligations of the Manager and the Partnership Representative pursuant to this Agreement shall be subject to the preceding sentence.

(b)    Member Returns. Each Member and, if applicable, former Member will file tax returns consistent with the tax treatment of the Company’s tax returns and with the treatment of items on any statement of such Member’s share of any adjustment to income, gain, loss, deduction or credit furnished to such Member by the Company in accordance with Section 6226 of the Code, in each case, which tax treatment will be established by Encore prior to the filing of each relevant Company tax return or statement of adjustment. Each Member’s obligations under the previous sentence shall survive the dissolution, winding up and termination of the Company, any transfer of a Member’s interest in the Company, and any Member’s termination of status as a Member for any reason. For U.S. federal income tax purposes, this Agreement will be treated as creating a single partnership and the Assets and liabilities of each Subsidiary will be treated as the Assets and liabilities of the partnership.

(c)   Appointment of Partnership Representative.

(i)                 Encore shall designate a partnership representative (in such capacity, the “Partnership Representative”) to act under Section 6223 of the Code as amended by the Bipartisan Budget Act of 2015 (or any successor thereto) (the “2015 Act”) and in any similar capacity under state, local or non-U.S. law, as applicable. The Partnership Representative may be removed and replaced by Encore at any time in its sole discretion. Notwithstanding anything else to the contrary in this Agreement, the Partnership Representative shall apply the provisions of subchapter C of Chapter 63 of the Code, as amended by the 2015 Act (or any successor rules thereto), or similar provisions of state, local or non-U.S. tax law, with respect to any audit, imputed underpayment, other adjustment, or any such decision or action by the Internal Revenue Service (or other tax authority) with respect to the Company or the Members for such taxable years, in the manner determined by the Partnership Representative with the approval of Encore.

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(ii)               The Members shall have no claim against the Company or Partnership Representative for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Company in order to comply with the rules under subchapter C of Chapter 63 of the Code, as amended by the 2015 Act (or any successor rules thereto) or similar provisions of state, local or non-U.S. law.

(iii)             The Partnership Representative shall keep the Members informed of any inquiries, audits, other proceedings or tax deficiencies assessed or proposed to be assessed (of which the Partnership Representative is actually aware) by any taxing authority against the Company or the Members.

(d)    Election Out of Partnership Audit Procedures. So long as the Company satisfies the provisions of Sections 6221(b)(1)(B) through (D), the Partnership Representative, with the approval of Encore, may cause the Company to make the election set forth in Section 6221(b)(1) of the Code so that the provisions of Subchapter C of Chapter 63 of the Code shall not apply to the Company. If such election is made the Partnership Representative shall provide the proper notice to each Member in accordance with Section 6221(b)(1)(E).

(e)    Partnership Level Assessments. Provided the election described in Section 8.2(e) above is not in effect, in the case of any adjustment by the IRS in the amount of any item of income, gain, loss, deduction, or credit of the Company or any Member’s distributive share thereof (“IRS Adjustment”), the Partnership Representative shall respond to such IRS Adjustment in accordance with either (d)(i) or (d)(ii).

(i)                 In accordance with Section 6225 of the Code as enacted under the 2015 Act, the Partnership Representative may cause the Company to pay an imputed underpayment as calculated under Section 6225(b) of the Code with respect to the IRS Adjustment, including interest and penalties (“Imputed Tax Underpayment”) in the Adjustment Year. The Partnership Representative shall use commercially reasonable efforts to pursue available procedures to reduce any Imputed Tax Underpayment on account of any Member’s tax status. Each Member agrees to amend its U.S. federal income tax return(s) to include (or reduce) its allocable share of the Company’s income (or losses) resulting from an IRS Adjustment and pay any tax due with such return as required under Section 6225(c)(2) of the Code, even if an Imputed Tax Underpayment liability of the Company or IRS Adjustment occurs after the Member’s withdrawal from the Company.

(ii)               Alternatively, the Partnership Representative may elect under Section 6226 of the Code as implemented under the 2015 Act to cause the Company to issue adjusted Internal Revenue Service Schedules “K-1” (or such other form as applicable) reflecting a Member’s shares of any IRS Adjustment for the Adjustment Year.

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(iii)             Each Member agrees that such Member shall not treat any Company item inconsistently on such Member's federal, state, foreign or other income tax return with the treatment of the item on the Company's return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided herein.

(f)     Indemnification for Partnership Adjustments. Each Member does hereby agree to indemnify and hold harmless the Company, Managers, and Partnership Representative from and against any liability with respect to the Member’s proportionate share of any Imputed Tax Underpayment or other IRS Adjustment resulting in liability of the Company, regardless of whether such Member is a Member in the Company in an Adjustment Year, with such proportionate share as reasonably determined by the Managers, including the Manager’s reasonable discretion to consider each Member’s interest in the Company in the year to which the adjustment relates (“Reviewed Year”) and a Member’s timely provision of information necessary to reduce the amount of Imputed Tax Underpayment set forth in section 6225(c) of the Code. This obligation shall survive a Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company.

(g)    Indemnification for Lower-Tier IRS Adjustments. Each Member does hereby agree to indemnify and hold harmless the Company, Managers and Partnership Representative from and against any liability with respect to the Member’s proportionate share of any item of income, gain, loss, deduction, or credit of the Company or any Member’s distributive share thereof reported on an adjusted Internal Revenue Service Schedule K-1 received by the Company with respect to any entity in which the Company holds an ownership interest and which results in liability of the Company, regardless of whether such Member is a Member in the Company in an Adjustment Year, with such proportionate share as reasonably determined by Encore, including Encore’s reasonable discretion to consider each Member’s interest in the Company in the Reviewed Year and a Member’s timely provision of information necessary to reduce the amount of Imputed Tax Underpayment set forth in Section 6225(c) of the Code. This obligation shall survive a Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company.

4.4               Fiscal Year. The fiscal year of the Company shall end on December 31 of each year, provided, however, that, in all events, the fiscal year for purposes of tax reporting requirements, including those set forth in Section 4.2(d), will be the taxable year required by the Code unless otherwise approved by Encore in writing and permitted by law. Reserves. The Manager will establish in the Company Budget and applicable Project Budget and Business Plan such reasonable cash reserves, to provide for expenses contained in the Company Budget and applicable Project Budget and Business Plan approved by Encore, as Manager reasonably determines, subject to the final approval of Encore, to be necessary to permit timely payment of such expenses. In addition, each Project Budget shall contain the reserves required with respect to any Financing for such Project. Bank Accounts; Investments.

(a)    Bank Accounts. The bank accounts of the Company and its Subsidiaries will be maintained in such commercial banks or trust companies organized and existing under the laws of the United States of America or of any state and meeting the requirements referred to in clause (iii) of Section 4.6(b) as the Manager will from time to time determine, and withdrawals will be made only in the regular course of Company business on such signature or signatures as the Manager may from time to time determine. Representatives of Encore will be designated as a co- signatory on all bank accounts of the Company, and, except as expressly required herein, any withdrawal will only require the signature of one authorized signatory. The Manager will notify the Members of the location of each bank account. Each of Manager and Encore shall take actions with respect to any Company or Subsidiary bank account solely in accordance with the terms of this Agreement.

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(b)    Security of Bank Accounts. The Manager shall maintain and enforce customary security procedures and safeguards to protect the bank accounts of the Company and its Subsidiaries (maintained in accordance with Section 4.6(a)) from and against access by non- authorized representatives and third parties. The Manager shall take such other actions as are necessary to maintain conformance with industry standard practices to ensure the security, confidentiality and integrity of the bank accounts of the Company and its Subsidiaries. The Manager shall promptly notify the Members of any breach of the procedures and safeguards set forth in this Section 4.6(c), of which the Manager is aware, that does compromise the security, confidentiality or integrity thereof.

ARTICLE 5

ALLOCATIONS

The income, gains, losses, deductions and credits of the Company will be allocated for Capital Account purposes and for federal, state and local income tax purposes among the Members in accordance with this Article 5. The Manager will have the power and authority to make all accounting, tax and financial determinations and decisions with respect to the Company, subject to Section 7.2, provided, however, that a decision of Encore overriding any such determination or decision will be dispositive.

5.1	Allocations of Profit and Loss.

(a)    General Allocation Rule. Subject to Sections 5.1(b), 5.1(c), 5.2, 5.3, 5.6 and 6.2, Profit or Loss for a relevant period will be allocated among the Capital Accounts of the Members (including the Manager) so as to reduce proportionately the differences between their respective Partially Adjusted Capital Accounts and their Target Capital Accounts.

(b)    Acknowledgment of Allocation Rules. The Members are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of Article 5 in reporting their shares of Company income.

5.2               Section 754 Election. Upon the request of any Member, the Company will elect, pursuant to Section 754 of the Code, to adjust the basis of Company property as permitted and provided in Sections 734 and 743 of the Code. Except to the limited extent otherwise provided in the Regulations promulgated under Section 704(b) of the Code, in the event that the Company makes an election under Section 754 of the Code, the amounts of any adjustments to the basis of the Assets of the Company made pursuant to Section 743 of the Code (relating to transfers of Company interests) will not be reflected in the Capital Accounts of the Members, but the amounts of any adjustments to the basis of the Assets of the Company made pursuant to Section 734 (relating to distributions) of the Code as a result of the distribution of property by the Company to a Member will be reflected in the Capital Accounts of the Members in the manner provided by the Regulations under Section 704(b) of the Code. Tax Allocations: Code Section 704(c). Allocations of items of taxable income, gain, loss and deduction will be made for tax purposes in accordance with allocations to Capital Accounts set forth above, except as otherwise provided herein. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company will, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution. In the event that the Book Value of any Asset is subsequently adjusted in accordance with the third sentence of the definition of Book Value, any allocation of income, gain, loss and deduction with respect to such Asset will thereafter take account of any variation between the adjusted tax basis of the asset to the Company and its Book Value in the same manner as under Section 704(c) of the Code and any Regulations promulgated thereunder. Any elections or other decisions relating to such allocations will be made by Manager with the consent of Encore in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes. Allocations for Tax and Book Purposes. Except as otherwise provided herein or required by law, any allocation to a Member for a fiscal year or other period of a portion of the Profit or Loss of the Company will be determined to be an allocation to that Member of the same proportionate part of each item of income, gain, loss, deduction or credit, as the case may be, as is earned, realized or available by or to the Company. Certain Accounting Matters. For purposes of determining the Profit, Loss or any other items allocable to any period, Profit, Loss and any such other items will be determined on a daily, monthly or other basis, as determined by Manager using any permissible method under Code Section 706 and the Regulations thereunder.

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5.6	Special Allocations.

(a)    Qualified Income Offset, Etc. To the extent the allocation provisions of Section 5.1 would not comply with the Regulations promulgated under Section 704(b) of the Code, there is hereby included in this Agreement such special allocation provisions governing the allocation of Profit and Loss and items thereof as may be necessary to provide herein a so-called “qualified income offset,” limit the allocation of losses that would cause a capital account to become negative to an impermissible extent, and ensure that this Agreement complies with all other provisions, including “minimum gain” provisions, relating to the allocation of so-called “nonrecourse deductions” and “Member nonrecourse deductions” and the charge back thereof as are required to comply with the Regulations under Section 704 of the Code. A Member’s “interest in partnership profits” for purposes of determining its share of the nonrecourse liabilities of the Company within the meaning of Regulation Section 1.752-3(a)(3) will be its Percentage Interest in the Company.

(b)    Interpretation. In furtherance of the foregoing, the Manager is hereby directed to interpret this Agreement and to resolve any ambiguity in the provisions of this Agreement in a manner that will preserve, protect and further the intention of the Members to cause this Agreement to comply with the aforesaid provisions for federal income tax purposes and, subject to the last sentence hereof, to adjust the Capital Account and allocation provisions and adopt such curative provisions to this Agreement as Encore may deem necessary. In the event of any dispute, the decision of the independent tax counsel employed by the Company and reasonably acceptable to Encore, as indicated by Encore to the Manager orally or in writing, will be final.

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ARTICLE 6

DISTRIBUTIONS

6.1	Distributions Other Than in Liquidation.

(a)    Distributions of Net Cash Flow. Subject to Section 3.3(b) (regarding payment of Member Loans) and Section 6.2 (regarding distributions in liquidation), distributions of Net Cash Flow, will be calculated and distributed by the Company in the order of priority set forth in clauses (i) – (iv) below, at such times and in such amounts as determined by Encore in its sole discretion.1

(i)              first, 100% to the Contributing Members, if any, in an amount equal to any Additional LP Return owed in accordance with this Agreement (which Additional LP Returns would in each case be paid to Contributing Members out of and reduce distributions and fees otherwise payable to Non-Contributing Members as provided in Section 3.7);

(ii)            second, 100% to the Members pro-rata and in proportion to its respective Unpaid Preferred Return until all Unpaid Preferred Return then owed to the Members equals zero;

(iii)             third, 100% to all Members pro-rata in proportion to its respective Unreturned Capital Contributions until such time all Unreturned Capital Contributions of the Members equals zero;

(iv)            fourth, 100% to the Members pro-rata in proportion to their respective Percentage Interests until each Member has received its pro-rata share of all Net Cash Flow derived from Carried Interest Proceeds during such period, if any; and

(vi)        thereafter, 100% to the Members in proportion to their respective Percentage Interests.

See Schedule 6.1 for an example of the distributions herein.

1 Note that Project level waterfall will be included in Subsidiary LLC Agreement and provide net available cash flow from Projects would be paid as follows:

(A)  Net available cash flow from operations of the Projects would be paid as follows: (1) first, 100% to all Partners, pro-rata in proportion to their respective contributed capital, (including any Additional Capital as defined below), until all accrued and outstanding Preferred Yield of the Partners have been paid (2) second, JV GP would be paid a catch-up payment in an amount equal to 20% of distributions of Preferred Yield paid to all Partners through such date; (3) third, 80% to all Partners (pro-rata in proportion to contributed capital) and 20% to JV GP up to IRR of 18% to Limited Partners; and (4) fourth, 60% to all Partners (pro-rata in proportion to contributed capital) and 40% to JV GP for IRR above 18%.

(B)  Net available cash flow from capital transactions of the Projects would be paid as follows: (1) first, 100% to all Partners, pro-rata in proportion to their respective contributed capital (including any Additional Capital as defined below), until all accrued and outstanding Preferred Yield and all capital contributions of the Partners have been repaid in full; (2) second, JV GP would be paid a catch-up payment in an amount equal to 20% of distributions of Preferred Yield paid to all Partners through such date; and (3) third, 80% to all Partners (pro- rata in proportion to contributed capital) and 20% to JV GP up to IRR of 18% to Limited Partners; and (4) fourth, 60% to all Partners (pro-rata in proportion to contributed capital) and 40% to JV GP for IRR above 18%. Upon the occurrence of a For Cause Removal, appropriate adjustments will be made to the allocation, distribution, Capital Account, and other provisions of this Agreement to give effect to the revision to Section 6.1(a) described in Section 8.11(b). Subject to the foregoing, from and after the Final Removal Date following a For Cause Removal Event, Section 6.1 shall be amended as set forth in Section 8.11(b) and will be applied as amended above for purposes of the definition of Target Capital Account (relating to allocations of Profit under Section 5.1).

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(b)	Interpretation and Application.

(i)	No interest or other compensation will be allowed to any Member by reason of the amount of its Capital Contribution except its share of distributions as set forth above. All Net Cash Flow received by the Company, if any, attributable to each calendar month of each fiscal year (or portion thereof) and distributable other than in connection with the liquidation of the Company will be applied and distributed as provided above. All distributions will be made to the Members entitled thereto based on the Manager’s best estimate of the financial results of the Company through the date of the distribution, but will be subject to adjustment as between the Members promptly following the availability of the audited financial statements of the Company for the taxable and fiscal year.

(ii)	The Manager shall make distributions of Net Cash Flow under this Section 6.1 if and to the extent of Available Cash. Thirty (30) days following final determination of actual Net Cash Flow for each fiscal year, there will be a final distribution to the Members to the extent that actual Net Cash Flow for such fiscal year exceeds prior quarterly distributions of estimated Net Cash Flow, or the Members will recontribute their respective shares of the excess of any interim distributions of estimated Net Cash Flow over the actual Net Cash Flow for such fiscal year.

(c)    Tax Distributions. Within ninety (90) days following the end of each fiscal year or more often, if approved by Encore, to facilitate the periodic payment of estimated taxes (subject to any restrictions in any agreements for borrowed money and to the extent available to the Company without requiring the sale of assets or the pledge thereof at a time and on terms which the Manager believes are not in the best interests of the Company), Net Cash Flow may be distributed to the Members in an amount sufficient to cover the anticipated tax liabilities of each Member in proportion to the amount of taxable income allocated to each Member pursuant to Section 5.1, with the amount to be so distributed to be determined on the basis of the Company’s Partnership Representative’s reasonable Good Faith estimate of the highest maximum federal, state and local tax rates applicable to any of the Members after taking into account any amounts distributed to the Members for such fiscal year pursuant to Section 6.1(a) herein. Such Tax Distributions shall be deemed to be an advance against any Distributions to be distributed to the Members pursuant to Section 6.1(a) or Section 6.2.

6.2	Distributions of Net Proceeds from Asset Sale and Liquidation.

(a)             General Rule. Net Proceeds derived from any transaction (a “Liquidating Transaction”) involving the sale or other disposition of Assets, including upon liquidation of the Company, will be applied and distributed in the following order of priority set forth in clauses (i) – (iii) below, at such times and in such amounts as determined by Encore in its sole discretion:

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(i)	first, to the payment of any debts and liabilities of the Company applicable to the Asset or Assets involved in the Liquidating Transaction (other than Member Loans);

(ii)	second, to the setting-up of reserves (the amount of which will be determined by Encore) to provide for any contingent, conditional or unmatured liabilities or obligations of the Company;

(iii)	third, as set forth in Section 6.1(a).

(b)    Timing of Payments. All payments under this Section 6.2 will be made as soon as reasonably practicable and in any event by the end of the fiscal year in which such liquidation or winding up occurs, or, if later, within 90 days after the date of such liquidation or the date such winding up occurs.

6.3               Distributions in Kind. Except as may be otherwise required by law, no distribution of property in kind by the Company will be permitted without the prior written consent of Encore. No Distributions in Violation of Agreement. No distribution from the Company will be paid to any Member who at the time of such distribution is in material breach of such Member’s obligations under this Agreement beyond any applicable notice and cure period. Withholding and Other Taxes. Notwithstanding any other provision of this Agreement, the Manager is authorized to and will take all actions that it reasonably determines to be necessary or appropriate to comply with, and to cause the Company to comply with, any foreign or United States federal, state or local withholding or other tax payment obligation with respect to any allocation, payment or distribution by the Company to any Member or other Person. Except as otherwise required by law, (i) all taxes or amounts withheld from or paid in respect of distributions or allocations to any Member or former Member, including, but not limited to, due to the Member’s or former Member’s residence or other status for tax purposes, as reasonably determined by Encore, will be treated as a loan from the Company to such Member or former Member which is payable upon demand, a distribution to such Member or former Member under this Agreement or some combination thereof, as determined by Encore in its discretion, (ii) all taxes or amounts paid or economically borne by the Company (including pursuant to Section 6225 of the Code as amended by the Bipartisan Budget Act of 2015) that are attributable or allocable to a particular Member or former Member (as determined in the discretion of Encore) shall be treated as a loan from the Company to such Member or former Member which is payable upon demand, a distribution to such Member or former Member under this Agreement or some combination thereof, as determined by Encore in its discretion, (iii) all taxes or other amounts withheld from payments to the Company and not otherwise described in the preceding clauses (i) or (ii) will be treated as a reduction in the proceeds received by the Company and will not be treated as a distribution to any Member, and (iv) all refunds of withheld taxes that are received by any Member will be treated (without duplication) as a distribution to such Member. The Manager will use commercially reasonable efforts to determine whether any exemptions, waivers or reductions of any applicable withholding requirement may be available (including as a result of the status of any direct or indirect equity holder in any Member) and to provide sufficient advance notice of such available exemptions, waivers and reductions to allow a Member (or its direct or indirect equity holders) to meet any requirements necessary to obtain such exemption, waiver or reduction. Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Manager on behalf of the Company, will not make a distribution to any Member on account of such Member’s interest in the Company if such distribution would violate the Act or other applicable law. Tax Structuring. In the event of any disagreement between the Members regarding any tax matters (whether related to reporting, structure, treatment or otherwise) such disagreement shall be resolved by Encore, whose decision shall be binding and conclusive.

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ARTICLE 7

RIGHTS AND OBLIGATIONS OF THE MEMBERS

7.1               Limited Liability. Subject to Section 6.5, no Member will be personally liable for any of the debts, liabilities, obligations or contracts of the Company, another Member, or the Manager, nor will a Member be required to lend any funds to the Company. A Member will only be liable to make payment of such Member’s Capital Contributions as and when due hereunder. If and to the extent a Member’s Capital Contributions will be fully paid, the Member will not, except as required by the express provisions of Sections 3.2, 6.1(b), and 6.5 or as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to the Member, be required to make any further contributions to the Company. Control. Without the prior written approval of the Members, only the Manager will have the power to sign for or bind the Company. The Members will, however, have the Notice and approval rights expressly set forth elsewhere in this Agreement, as well as the approval rights set forth in Section 7.2 below. Member Consent Approval Rights. In addition to the other approval rights specifically set forth in this Agreement, neither the Company nor Manager shall take any of the following actions nor cause any Subsidiary to do any of the following without the prior written Member Consent:

(i)                 to the extent not expressly provided for in the Company Budget, applicable Project Business Plan or Project Budget or this Agreement, engage in any transaction between the Company or any Subsidiary on one hand and any Member or any Affiliated Person as to any Member on the other hand; provided, however, that in any event all such transactions will be conducted on an arm’s length basis and charged at customary third party market rates as determined by Manager acting in Good Faith with the Good Faith consent of Encore;

(ii)               use Company funds or the funds of any Subsidiary to extend credit or make loans to any Person other than the Company or a Subsidiary;

(iii)             any action (including borrowing funds or issuing debt) that would cause the Company, any Subsidiary or any Assets to be a “Taxable Mortgage Pool” as defined in section 7701(i)(2) of the Code;

(iv)              any action (or the failure to take any action) which would result in a breach of this Agreement or cause any representation of any Member or the Manager to become inaccurate or untrue;

(v)                any modification or amendment of the organizational documents of the Company, any Subsidiary, including, without limitation, the certificate of formation, operating agreement, articles of incorporation or by-laws of the Company or such Subsidiary other than amendments reflecting issuance of additional equity in accordance with the terms of this Agreement;

(vi)              any change to the U.S. federal income tax classification of any Subsidiary other than in accordance with Section 12.10 below;

(vii)            changes to the date on which the fiscal year and fiscal quarters of the Company and its Subsidiaries will end other than in accordance with Section 12.10 below;

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(viii)          any other action requiring the Members Consent required by non- waivable provisions of the Act.

(b)    Encore Final Decision Approval Rights. The Company or Manager for itself or on behalf of any Subsidiary shall not take any of the actions listed below (each an “Encore Final Decision Action”) except as follows: (i) in each case, the subject matter of each Encore Final Decision Action shall be presented by Manager or Encore to each other Member, (ii) thereafter, each Member shall be given an opportunity to provide written feedback or consult with Encore regarding such Encore Final Decision Action, (iii) finally, Encore shall make and inform each Member in writing regarding its final decision regarding such Encore Final Decision Action, which decision of Encore shall be final and binding on the Company (an “Encore Decision”) and the Manager shall be obligated to promptly implement (or to the extent such action shall not be in Manager’s exclusive control, it shall use reasonable efforts to implement) such Encore Decision:

(i)                 approve each Project Business Plan (which includes a Project Budget), including all quarterly, annual and other updates and modifications thereto;

(ii)               approve the Company Budget, including such amendments as may be proposed by Manager from time to time;

(iii)             to the extent not expressly provided for in the applicable Project Business Plan, any sale, transfer or other disposition (other than pursuant to Article 11) or any financing or refinancing by the Company, Subsidiary relating to any material Asset, or securitized transactions involving the Assets;

(iii)              enter into or modify, in any material respect, of (x) any loan documentation, (y) any loan terms, including the release or modification of the obligations or liabilities of any obligor under any loan document (including the modification of the principal amount owed, the interest rate, any prepayment fee, the maturity date or the amount or timing of payment) and the release or modification of the liens or security interests granted under any loan document, or (z) any Loan;

(iv)              with respect to each Loan, the declaring of a default or the exercise of any material rights or remedies under any of the loan documents or in any proceedings, including suing or otherwise bringing any cause of action under any of the loan documents, foreclosing under any of the loan documents, accepting a deed in lieu thereof, or taking possession of any property assets;

(v)                expenditures (other than Emergency Expenditures) that result of which (x) increases any cost line item in the Company Budget or applicable Project Budget, as updated from time to time, to the extent (i) the particular expense relates to a budgeted item and it exceeds the budgeted amount by no more than $20,000 and can be passed through as an operating expense to third parties, or (ii) the particular expense is no more than $20,000, of a capital nature, cannot be passed through (either because the leases do not allow for it, or it is reasonably determined by Manager that by passing it through the operating costs would exceed standard market values), but the expense is deemed to be non-discretionary by Manager acting reasonably and as verified by an independent third party. In addition, the capital expenditure must be of similar type and quality to the item(s) currently existing at any Project;

(vi)              require any Additional Capital Contributions be paid to the Company by the Members;

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(vii)                use of Company funds or the funds of any Subsidiary to extend credit or make loans;

(viii)             the guaranty or other inducement to, or indemnification of, a lender by the Company or any Subsidiary issued in connection with any borrowing;

(ix)              any reimbursement by the Company or any Subsidiary pursuant to Section 8.3(b) of out-of-pocket expenses incurred by the Manager to the extent such expenses are not included in the applicable Project Business Plan, the Company Budget or the applicable Project Budget;

(x)                acquire by purchase, lease or otherwise acquire any real or personal tangible property other than any Project;

(xi)              enter into or materially amend or modify any Purchase Agreement or other plan or agreement to acquire additional material Assets (including but not limited to any new or redevelopment of Assets);

(xii)            enter into any agreement with a term of greater than one year or with an aggregate value of greater than $20,000 to the extent such agreement is not expressly provided for in the then current applicable Project Business Plan or Project Budget;

(xiii)          to the extent not expressly provided for in this Agreement or in the applicable Project Business Plan, any professional service contract or amendment thereto (including but not limited to any purchase agreement, property or asset management agreement, servicing agreement, brokerage contract, or development agreement);

(xiv)          the submission of any material application, plan or request before or to a governmental authority relating to the development, permitting, entitlement or any other similar matter affecting any Project or the agreement to any terms, conditions or exactions related thereto, including without limitation to the extent required by a governmental authority as a condition to approval thereof;

(xv)            the admission of additional Members to or removal of Members from the Company or any Subsidiary;

(xvi)          any action to incur, renew, refinance or pay (other than the ordinary costs) or otherwise discharge indebtedness of the Company or any Subsidiary;

(xvii)        any lease or rental agreement not included in, or not in compliance with any approved leasing parameters set forth in, the applicable Project Business Plan;

(xviii)          the guaranty by the Company or any Subsidiary of the obligations of any third party;

(xix)          the selection of the Accountant for the Company or any Subsidiary; provided, that BDO is approved;

(xx)            the selection of legal counsel for the Company or any Subsidiary to be selected by Encore and following such selection shall be appointed as Company legal counsel;

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(xxi)          any decision by the Company or any Subsidiary which is not made in the ordinary course of its business, including entering into any joint venture, merger, consolidation, or reorganization with any person;

(xxii)        the commencement of any bankruptcy, liquidation, or insolvency proceedings or appointment of any receiver by the Company or any Subsidiary;

(xxiii)	the organization or formation of any Subsidiary;

(xxiv)       the commencement, prosecution or settlement of any litigation or arbitration or confession of any judgement by the Company or any Subsidiary;

(xxv)          any material changes to the insurance coverage for the Company or any Subsidiary, to the extent not expressly provided for in the applicable Project Business Plan; and

(xxvi)       any other decision which will be required for consolidation of the Projects in Encore’s IFRS financials statements.

(c)    Manner of Consent. The Manager will give to each Member a Notice requesting any such approval, accompanied by a description in reasonable detail of the matters as to which such approval is requested. Each Member will communicate by Notice to the Manager its approval or non-approval of any matters described in the Notice requesting such approval within 10 Business Days of the date of such Notice and setting forth in reasonable detail the reason for any disapproval. Any Member not so responding within such 10 Business Day period will be deemed to have disapproved of the matters contained in the Notice.

7.3           No Dissolution. Without the consent of all of the Members, no Member or Manager will take any actions, or permit any actions within its control to be taken, that would cause the dissolution of the Company pursuant to the Act. No Resignation. No Member will have the right to resign as a Member of the Company and no Member will have the right to demand a return of capital.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF THE MANAGER

8.1	Responsibilities of the Manager.

(a)    In General. The Manager will have full responsibility and exclusive and complete discretion in the management and control of the business and affairs of the Company for the purposes herein stated, will make all decisions affecting the Company’s affairs and business, and will have full, complete and exclusive discretion to take any and all action that the Company is authorized to take and to make all decisions with respect thereto (subject, however, in all cases to the express requirements of this Agreement regarding required approvals of and Notice to the Members). The Manager’s obligations are subject to the availability of Company funds in sufficient amounts and on a timely basis to discharge its obligations to supervise the operations of the Company and the Subsidiaries. The Manager shall make all business decisions of the Company, conduct (or cause to be conducted under its supervision) the business and affairs of the Company and carry out and implement the affairs of the Company and cause the Company in its capacity as managing member of each Subsidiary to carry out and implement the affairs of such Subsidiary within the scope of authority granted pursuant to this Agreement, all in accordance with the Company Budget, each Project Business Plan and each Project Budget.

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(b)    Anti-Corruption Compliance. In performing its obligations under this Agreement, the Manager and each Member covenants to, at all times during the term of this Agreement, undertake each of the following and to cause the Member and Manager’s Affiliates, the Company and each Subsidiary to undertake each of the following:

(i)	comply with all Anti-Bribery Laws;

(ii)	maintain and operate under effective anti-bribery and anti- corruption policies, controls and procedures consistent with applicable Anti-Bribery Laws;

(iii)	not make or offer, or promise to make or offer, or otherwise authorize or condone, the payment or giving of any bribe, rebate, payoff, facilitation payment, kickback or other unlawful payment or gift of money or anything of value which is prohibited under any anti-bribery or anti-corruption laws or regulations in the jurisdictions in which the relevant party operates;

(iv)	not undertake or participate in any unlawful act which may have the intent, object or effect of contravening any provision of any Anti-Bribery Laws in any jurisdiction; and

(v)	promptly notify each Member of any actual breach of this Section 8.1(b) upon becoming aware of same.

8.2	Management.

(a)    In General. The Manager will supervise the operations of the Company and the Subsidiaries, including the maintenance and disposition of the Assets subject to and in accordance with the terms of this Agreement. The Key Persons will have primary responsibility for the performance of Caliber’s obligations with respect to the Assets. Caliber may at any time designate a replacement of any Key Person; provided, that the identity of such replacement Key Person designated by Caliber will be subject to the final approval of Encore.

(b)    Company Budget and Project Business Plans and Budgets. Not less than 45 days prior to the acquisition of a new Project, the Manager will propose a Project Business Plan which shall be subject to the approval by Member Consent.

(c)    Leverage and Loan Guarantees. Projects be partially financed by third-party lenders pursuant to terms approved by Encore, and any borrowing by the Company or any of its Subsidiaries will be non-recourse to the Company, the Subsidiaries, or any Member unless a Loan Guaranty is specifically consented to in writing by all Members. Notwithstanding the forgoing, Encore and its members, managers, and Affiliates (other than the Company) shall at no time be required to provide financing or other guarantees.

(d)    Insurance. Encore or the Manager, as mutually agreed will obtain and maintain insurance coverage for the Company, as set forth more specifically in Schedule 8.2 attached hereto.

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8.3	Other Business; Reimbursement.

(a)    Subject to Section 8.9, the Members and any Affiliated Person of any Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, including, but not limited to, serving as general partner of partnerships and participating in competitive businesses in all of their phases. Neither the Company nor the other Members will have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

(b)    The Company (or applicable Subsidiary) will from time to time reimburse the Manager for its reasonable out-of-pocket expenditures incurred in connection with the performance of its duties hereunder, including all third-party asset-specific and administrative costs such as legal, accounting, appraisal, environmental and structural review; provided, however, that all such expenditures in excess of $20,000 shall require prior approval by Encore. All reimbursement of expenses pursuant to this Section 8.3(b) will be subject to inclusion in and approval of the Company and applicable Project Budget and will not include any expenses (i) reimbursed or reimbursable under Section 12.1 or (ii) representing payroll or overhead costs of the Manager or of any Affiliate of the Manager. Expenses not included in the applicable Project Business Plan or the Company Budget or applicable Project Budget are subject to the approval of the Members as provided in Section 7.2(a) of this Agreement.

(c)    The third party, out of pocket costs and expenses incurred by Manager and the other Members in connection with the formation of the Company, including the negotiation of this Agreement, will be borne by the Company.

8.4	Authority of the Manager.

(a)    Subject to the express provisions of this Agreement, including, without limitation, all notice and/or approval rights of the Members, the Manager will have the authority to execute on behalf of the Company and the Subsidiaries such agreements, contracts, instruments and other documents as it will from time to time approve, such approval to be conclusively evidenced by its execution and delivery of any of the foregoing, including: (i) all such agreements, instruments, certificates or other documents as will be necessary or appropriate in connection with the maintenance of the Assets; (ii) checks, drafts, notes and other negotiable instruments; (iii) deeds of trust and assignments of rights; (iv) contracts for the sale of assets, deeds, leases, assignments and bills of sale; and (v) loan agreements, mortgages, security agreements, pledge agreements, interest rate swap or rate cap contracts, and financing statements. The signature of the Manager on all such instruments, agreements, contracts, leases, conveyances or documents, and (subject to the provisions of Section 4.6(a)), upon any checks, drafts, notes and other negotiable instruments, will be sufficient to bind the Company in respect thereof and conclusively evidence the authority of the Manager with respect thereto, and no third person need look to the application of funds or authority to act or require joinder or consent of any other party.

(b)    Any Person dealing with the Company or the Manager may rely on a certificate signed by Manager:

(i)               as to who are the Manager or Members hereunder;

(ii)               as to the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by Manager or are in any other manner germane to the affairs of the Company;

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(iii)             as to who is authorized to execute and deliver any instrument or document on behalf of the Company;

(iv)              as to the authenticity of any copy of this Agreement and amendments hereto; or

(v)                as to any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

(c)    Any Person relying upon this Section 8.4 will be informed of the provisions of Section 4.6 and Section 7.2(a), which contain certain limits on the authority of the Manager to bind the Company or to do, or cause to be done, certain acts.

(d)    In the event that outside legal assistance is needed in connection with the financing, acquisition, disposition, leasing, operation, development or management of an Asset, Encore shall have the sole right to designate counsel to represent the Company and the Subsidiaries in any such matters.

8.5	Performance Standard.

(a)                With respect to Company affairs, the Manager will always act as required under Delaware law for the benefit of the Company and will have a duty of good faith and fair dealing and will act in such a manner as may be reasonably required to promote the best interests of the Company, each Subsidiary within the scope of authority granted to Manager herein and subject to the ability of sufficient funds, including using the degree of skill and attention that a similarly situated asset manager would exercise with respect to comparable investments. With the consent of Encore, the Company may enter into agreements with the Manager or any Affiliated Person with respect thereto for the disposition of property or rendition of services; provided, however, that the disposition of such property from, or the rendition of such services by, such Member or Affiliated Person has previously been approved by Encore. The Manager will in each case disclose, in advance, the existence of any such affiliation to each of the Members. All Encore decisions and directions hereunder shall be made in Good Faith.

(b)                With respect to Company affairs, each of the Members shall have no fiduciary duties or obligations of any kind to any Member, the Company, Subsidiary or any other party. The Manager shall be held harmless in relying on the direction of Encore or its representatives and on such information, opinions, reports or statements provided by them.

8.6	Liability of the Manager.

(a)    Liability to Third Parties. Neither the Manager nor its Affiliated Persons will be personally liable for any of the debts, liabilities, obligations or contracts of the Company, nor will the Manager or its Affiliated Persons be required to lend any funds to the Company. The Manager and its Affiliated Persons will only be liable to make payment of the Manager’s and its Affiliated Persons’ Capital Contributions as and when due hereunder. If and to the extent the Manager’s Capital Contributions will be fully paid, the Manager and its Affiliated Persons will not, except as required by the express provisions of this Agreement or as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to the Manager or its Affiliated Persons, be required to make any further contributions to the Company.

(b)    Liability to the Company and Other Members. Except to the extent otherwise provided by applicable law or as set forth in this Agreement or in other written agreements among the Members or their Affiliated Persons which are binding on the party against whom enforcement of any such agreement is sought, the Manager and its Affiliated Persons will have no liability to the Company or to any other Member for any loss suffered by the Company which arises out of any action or inaction of the Manager or its Affiliated Persons, if (i) the Manager or its Affiliated Person reasonably determined in Good Faith, that such conduct was in the best interest of the Company, (ii) such course of conduct did not constitute fraud, criminal acts, gross negligence or willful misconduct of such Person, and (iii) such course of conduct did not constitute a breach of any provision or representation and warranty contained in this Agreement or any other agreement of the Manager or any Manager’s Affiliated Person with the Company or a Subsidiary.

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8.7	Indemnification.

(a)                To the fullest extent permitted by applicable law, the Company, and Encore with respect to any “Encore Decision” (as defined in Section 7.2(a)), will indemnify, hold harmless and defend the Manager for any loss, damage or claim by reason of any act or omission performed or omitted by Manager on behalf of the Company or the Subsidiaries and in a manner reasonably believed to be within the scope of the authority conferred on Manager by this Agreement, except that, without limitation, the Manager will not be entitled to be indemnified in respect of any loss, damage or claim incurred by it by reason of the Manager’s or an Affiliate of the Manager’s gross negligence, criminal acts, willful misconduct, or fraud with respect to such acts or omissions or in respect of any loss, damage or claim resulting from a material breach by Manager or an Affiliate of Manager of any provision or representation and warranty contained in this Agreement or any Joint Venture Agreement; provided, however, that any indemnity under this Section 8.7(a) will be provided out of and to the extent of Company Assets only, and no Member will have personal liability on account thereof.

(b)                To the fullest extent permitted by applicable law, the Manager will indemnify the Members and their respective Affiliates for any loss, damage or claim incurred by reason of either the Manager’s or its Affiliates’ gross negligence, criminal acts, willful misconduct, fraud, or material breach by Manager or its Affiliates of any material provision, representation or warranty contained in this Agreement or any Joint Venture Agreement to which it is a party (the “Manager Indemnity Obligation”) unless arising from an Encore Decision. If Manager does not do so on behalf of the Company, then any one or more Members may, in its or their own names(s), or in the name of the Company, or both, bring one or more actions to enforce the Manager Indemnity Obligation. The provisions of this Section 8.7(b) are for the benefit of each of the Members and shall be enforceable by each of them.

(c)                To the fullest extent permitted by applicable law, the Members will indemnify the other Members, Manager and their respective Affiliates for any loss, damage or claim incurred by reason of such Member’s gross negligence, criminal acts, willful misconduct or fraud or a material breach by such Member or its Affiliates of any provision or representation and warranty made by such Member contained in this Agreement or any other agreement of the Company, a Subsidiaries (the “Member Indemnity Obligation”). If the Manager does not do so on behalf of the Company, then any one or more Members may, in its or their own names(s), or in the name of the Company, or both, bring one or more actions to enforce the Member Indemnity Obligation. The provisions of this Section 8.7(c) are for the benefit of each of the Members and shall be enforceable by each of them. The provisions of this Section 8.7(c) are for the benefit of each of the Members and shall be enforceable by each of them.

(d)                To the fullest extent permitted by law, except for the duties expressly imposed by this Agreement, no Member shall owe any duty of any kind (fiduciary or otherwise) toward the Company, the Subsidiaries, or any other Member. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member. Notwithstanding anything to the contrary herein, Members shall owe such duties to the Company, the Subsidiaries, and any other Member as is required under Delaware Law.

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8.8	Fees.

(a)    Fund Management Fee. As compensation for fund management services provided to the Company and its Subsidiaries by Manager or its Affiliate with respect to the Projects, the Manager or its Affiliate, as applicable, will be entitled to be paid a fee equal to two percent (2%) of the total outstanding equity invested in such Project (the “Fund Management Fee”), in each case as provided in the Project Fund Management Agreements, which Fund Management Fee shall be calculated annually (and paid in four equal quarterly installments) and shall terminate upon the earlier of (a) five (5) years from the start of the subject Project; or (b) or when the subject Project is disposed.

(b)    Property Management Fee. As compensation for property management services provided to the Company and its Subsidiaries by Manager or its Affiliate with respect to the Projects, the Manager or its Affiliate, as applicable, will be entitled to be paid a fee equal to a mutually agreed upon market rate on a property-by-property basis (collectively, the “Property Management Fee”).

(c)    Construction Management Fee. As compensation for construction management services provided to the Company and its Subsidiaries (i) by Manager or its Affiliate with respect to the Projects, the Manager or its Affiliate, as applicable, will be entitled to be paid a fee equal to two and one-half percent (2.5%) of construction Hard Costs of such Project in the case of value- add development OR a fee equal to one- half percent (0.5%) of construction Hard Costs of such Project in the case of new development and (ii) by Encore or its Affiliate with respect to the Projects, Encore or its Affiliate, as applicable, will be entitled to be paid a fee equal to two and one-half percent (2.5%) of construction Hard Costs of such Project in the case of value- add development OR a fee equal to one- half percent (0.5%) of construction Hard Costs of such Project in the case of new development (collectively, the “Construction Management Fee”), in each case as provided in the Construction Management Agreements, which Construction Management Fee shall be paid subject to the approval of the applicable lender. “Hard Costs” shall be defined as the aggregate costs of all construction materials, direct labor charges, general contractor fees (with overhead and profit) relating to all site work, grading and utility connections and the like.

(d)    Development Fee. As compensation for development services provided to the Company and its Subsidiaries (i) by Manager or its Affiliate with respect to the Projects, the Manager or its Affiliate, as applicable, will be entitled to be paid a fee equal to two and one-half percent (2.5%) of Hard Costs of such Project and (ii) by Encore or its Affiliate with respect to the Projects, Encore or its Affiliate, as applicable, will be entitled to be paid a fee equal to two and one-half percent (2.5%) of Hard Costs of such Project (collectively, the “Development Fee”), in each case as provided in the Development Agreements, which Development Fee shall be subject to the approval of the applicable lender.

(e)    As compensation for services related to the acquisition of Projects (i) the Manager or its Affiliate, as applicable, will be entitled to be paid a fee in connection with each acquired Project equal to one-half percent (0.5%) of acquisition price of such Project and (ii) Encore or its Affiliate, as applicable, will be entitled to be paid a fee in connection with each acquired Project equal to one-half percent (0.5%) of acquisition price of such Project (collectively, the “Acquisition Fee”).

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(f)     Disposition Fee. As compensation for services related to the sale and disposition of Projects (i) the Manager or its Affiliate, as applicable, will be entitled to be paid a fee in connection with each acquired Project equal to one-half percent (0.5%) of gross sale price of such Project and (ii) Encore or its Affiliate, as applicable, will be entitled to be paid a fee in connection with each acquired Project equal to one-half percent (0.5%) of gross sale price of such Project (collectively, the “Disposition Fee”).

(g)    Debt Placement Fee. As compensation for services related to placement of debt in connection with the acquisition or refinancing of Projects, the Company will be entitled to be paid a fee in connection with each Project financing equal to up to one percent (1%) of debt financing for each Project (collectively, the “Debt Placement Fee”).

(h)   Administrative Fee. As compensation for services associated with capital sourced for a Project (i) by an Affiliate or designee of Caliber or Encore, such Affiliate will be entitled to be paid a fee not to exceed 4.8% of total capital sourced by such Affiliate or designee for each Project plus reimbursement of pass-through expenses at cost; and/or (ii) the payable in accordance with Schedule 1.6 hereof (collectively, the “Administration Fee”); provided, however, that the Administration Fee shall be charged as an addition to any capital raised.

(i)     Other Fees. Any fees in addition to the Fund Management Fee, Investment Advisory Fee, Construction Management Fee, Development Fee, Acquisition Fee, Disposition Fee, Debt Placement Fees and the Administration Fee payable by a Subsidiary to the Company or a Caliber Affiliate or designee, Encore, the Manager or any of their respective Affiliates for investment banking, management, or other similar services, if any, will be agreed upon in advance by Encore in its sole discretion on a Project by Project basis in accordance with the applicable Project Budget based on market rates for such services (such approved fees, the “Fees”). Any fees paid by the Company or any Subsidiary to third parties for any services will reduce any Fees otherwise payable to the Company, the Manager or any of their respective Affiliates for such services.

8.9               ROFC Opportunities. During the Exclusivity Period, with to Behavioral Health Project build to suits only, Manager agrees to communicate with and discuss with Encore any potential ROFC Opportunities in which Manager and/or its Affiliates are considering as an investment opportunity. The Parties agree to act in Good Faith in discussing any such ROFC Opportunity to determine whether such opportunity should be pursued jointly, and, if so, on what terms and conditions. Notwithstanding anything herein to the contrary, the obligation of the Manager or its Affiliates to bring ROFC Opportunities other than Behavioral Health Project build to suits, to the attention of Encore shall not apply to (i) any project listed on Exhibit B attached hereto, or (ii) any business opportunity if such opportunity would violate any other agreement or instrument to which Manager or any Caliber Affiliate is a party. Neither Caliber (and its Affiliates) nor Encore (and its Affiliates) shall be obligated at any time to pursue any ROFC Opportunity jointly.

8.10           Removal of the Manager. Encore shall have the right to remove Caliber as Manager for any reason upon written notice (“Without Cause Removal Event”) and, subject to the notice and cure rights set forth in Section 8.10(d), upon the occurrence of “Cause” as defined in Section 8.10(d) (“For Cause Removal Event” and together with Without Cause Removal Event, each a “Removal Event”) to, in Encore’s sole discretion, either (x) remove the Manager and admit a new Manager (“Final Removal Event”) or (y) terminate any one or more of the Project Fund Management Agreement, and other services agreements or Joint Venture Agreement between the Manager and the Company or any Subsidiary with respect to the Project for which the Removal Event has occurred, thereby terminating the fees subject to such terminated services otherwise owed to Manager by the Company and Subsidiary, but solely with respect to the applicable Project (“Project Removal Event”). Notwithstanding anything to the contrary herein, in all events where a Without Cause Removal Event occurs, (i) the Manager shall retain the rights to payment under Sections 8.10(c) and Section 8.11(b) and (ii) Encore shall obtain the prior written consent of any third party lender or otherwise prior thereto confirming that no such removal will result in any violation of any agreement or instrument with a third party by Manager.

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(a)	Final Removal Event Rights.

(i)                 After the Final Removal Date (defined below), Encore will have the right to appoint, and cause the admission to the Company of, a new Manager and to determine such new Manager’s economic interest (if any) in the Company. If the new Manager receives a Percentage Interest in the Company, the Percentage Interest of Encore and Caliber shall be reduced pro-rata to account for the Percentage Interest of the new Manager.

(ii)               Encore will have the further right after admission of a new Manager pursuant to this Section, to cause the removal of the Manager and to unilaterally terminate (on behalf of the Company or any Subsidiary), without cause or payment of any damages or penalty for early termination, any property or asset management agreements, servicing agreements, development agreements and other services agreements or Joint Venture Agreement between the Company or any Subsidiary and the Manager or any of its Affiliates; provided that Manager or its Affiliates shall be paid all Fees pursuant to such Agreements through the date of termination thereof.

(iii)             Encore will exercise the rights set forth in this Section 8.10(a)(x) by giving Notice thereof (a “Final Termination Notice”) to the Manager setting forth the ground for removal and the specific contemplated Final Removal Event. The Manager shall be automatically removed as Manager effective as of the date of such Final Termination Notice (the “Final Termination Date”); provided, however, that Encore shall act as Manager and shall not appoint a replacement Manager until the later to occur of (x) five (5) Business Days following delivery of the Termination Notice if the Manager does not initiate an Arbitration Proceeding pursuant to Article 12.6, and (y) if Manager timely initiates an Arbitration Proceeding, upon determination in such Arbitration Proceeding that a Final Removal Event has occurred (such date, the “Final Removal Date”). Nothing in this Section 8.10(a) will require the consent of the Manager.

(iv)              Encore will be entitled to exercise the rights contained in this Section 8.10(a) without first seeking the judicial determination of the validity of such exercise.

(v)                Upon the appointment of a successor Manager and the removal of the Manager, as provided in this Section 8.10(a), this Agreement will be amended to the extent necessary to reflect such appointment and removal, and a Certificate of Amendment to the Certificate will be filed in accordance with the Act. The Manager and the other Members agree to execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent of this Section 8.10(a), including effectuating the admission to the Company of any new Manager appointed by Encore hereunder, but the failure to do so will not influence the effectiveness of the removal.

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(b)	Project Removal Event Rights.

(i)                   After the Project Removal Date (defined below), Encore will have the right to unilaterally terminate (on behalf of the Company or any Subsidiary), without cause or payment of any damages or penalty for early termination, any fund management agreements, and other services agreements or Joint Venture Agreement between the Company or any Subsidiary and the Manager or any of its Affiliates; provided that Manager or its Affiliates shall be paid all Fees pursuant to such Agreements through the date of termination thereof.

(ii)               Encore will exercise the rights set forth in this Section 8.10(a)(y) by giving Notice thereof (a “Project Termination Notice”) to the Manager setting forth the ground for removal and the specific contemplated fee and agreement termination with respect to the identified Project. Upon delivery of such notice, the Manager shall be automatically removed from performance of services identified in the Project Termination Notice (the “Project Removal Date” and together with the Final Removal Date, each a “Removal Date”). Nothing in this Section 8.10(a) will require the consent of the Manager.

(iii)             Encore will be entitled to exercise the rights contained in this Section 8.10(b) without first seeking the judicial determination of the validity of such exercise.

(iv)              Upon the appointment of a successor to perform the services terminated pursuant to the Project Termination Notice, Manager shall do and enter into such agreements as directed by Encore on behalf of the Company to appoint new service providers (which may, but are not required to be, Affiliates of Encore). The Manager and the other Members agree to execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent of this Section 8.10(b).

(c)    Unpaid Fees. In the event that the Manager is removed by Encore pursuant to Section 8.10, any accrued but unpaid Fees with respect to any period prior to the Removal Date will be paid in accordance with this Agreement. Except as provided in the preceding sentence, none of a removed Manager nor any of its Affiliates will be entitled to any Fees subsequent to the Removal Date. Notwithstanding anything to the contrary herein Section 8.10, if Caliber is removed as Manager without cause, all Fund Management Fees shall continue to be paid to Caliber until the earlier of: (i) twelve (12) months from the date of termination; or (ii) until the Project is sold under market/arm’s-length terms or to an Encore affiliate at a BOV amount.

(d)    Loan Guaranties. If Caliber is removed as the Manager as set forth herein, Encore will remove and replace Caliber on any bad boy loan carveout guaranties. Alternatively, if Caliber cannot be removed and replaced, then Encore will indemnify and hold harmless Caliber against “bad-boy” loan carveouts guaranties pursuant to a mutually acceptable indemnification agreement.

(e)    “Cause”. For purposes of this Section 8.10, the term “cause” will mean (i) the Manager’s or any of its Affiliates fraud, gross negligence, criminal acts, willful misconduct in connection with this Agreement or any other Joint Venture Agreement, (ii) the Manager’s or any of its Affiliates material breach of its obligations under this Agreement or any other Joint Venture Agreement, or the Manager’s or any of its Affiliate’s material default or material breach of its obligations under any other material agreement with the Company or a Subsidiary, in each case beyond any applicable notice and cure period, (iii) the loss of the services of any one or more of the Key Persons unless, if the loss of services of such persons is due to their death, incapacity or disability, the Manager replaces such persons with persons satisfactory to Encore, in its reasonable discretion, within 90 days after such loss, (iv) the Manager’s voluntary withdrawal as the Manager of the Company without Encore’s prior written consent, (v) without having first received the consent of Encore, expenditures by the Company or the making of any commitment by the Company in excess of the approved Company Budget or any Project Budget (subject to permitted deviations, if any, set forth therein), unless the same are terminated or otherwise refunded without liability to the Company within 30 days after such deviation occurs, and failure to complete acquisition or development of any Project on time (subject to Force Majeure) and in accordance with Project Budgets (subject to permitted deviations, if any, set forth therein) except for cost overruns funded by the Manager as required by Section 3.2 hereof, (vi) the bankruptcy or insolvency of the Manager, (vii) a transfer by the Manager in violation of Article 9, (viii) any material breach of this Agreement or any other Joint Venture Agreement, including, without limitation, any violation of Manager’s obligations in Section 8.9 or making any investment or expenditure other than in accordance with Section 7.2, (ix) Manager’s failure to provide a Member with access to the Books and Records of Company within five Business Days after written request, and (x) Manager’s failure to operate Project in accordance with the applicable Project Budget and Board Book.

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Execution Version

(f)     Notwithstanding the foregoing, a material breach by Manager or its Affiliates of their obligations under this Agreement or any other Joint Venture Agreement, including, without limitation, upon the occurrence of any events described in subsection 8.10(d)(ii), will not constitute “cause” if (A) (x) that breach is not a failure to pay money and does not constitute fraud, or willful misconduct (a “Non-Monetary Breach”) and (y) promptly following receipt of notice of the Non-Monetary Breach (which Notice will specify in reasonable detail the nature of the breach) the Manager or its Affiliate, as the case may be, commences to cure such breach and thereafter prosecutes to completion with diligence and continuity the curing thereof, and cures such Non- Monetary Breach within a reasonable period of time not to exceed 30 days following receipt of notice of the Non-Monetary Breach, (B) such breach is a failure to pay money that does not constitute fraud or willful misconduct and the Manager cures such monetary breach within 30 days following receipt of notice of such breach (which Notice will specify in reasonable detail the nature of the breach), or (C) such breach is the result of a Force Majeure Event.

8.11         Consequences of Removal of Manager. Management. With respect to the removed Manager after a Final Removal Event, from and after the Final Termination Date, the Manager will have no right to act on behalf of or for the Company and will have the status only of a Member and will not have the right to approve any of the matters subject to Member Consent, including without limitation as set forth in Sections 7.2(a) and 7.2(b); provided, however, any Manager so removed shall be restored to its rights to act on behalf of the Company if it is finally determined in an Arbitration Proceeding that a Final Removal Event did not occur.

(b)                Distributions. From, after the Final Termination Date, and after a Without Cause Removal Event, Net Cash Flow will be distributed to Members per Section 6.1(a). From and after the Final Termination Date after a For Cause Removal Event, all amounts required to be distributed to Manager in accordance with Section 6.1(a)(iv) shall be held by the Company and delivered to (x) Encore, following the Removal Date or (y) to Manager, upon a determination in the Arbitration Proceeding that a For Cause Removal Event did not occur. From and after the Final Termination Date after a For Cause Removal Event, subject to Company holding Section 6.1(a)(iv) distributions in accordance with the preceding sentence, Net Cash Flow will be distributed to the Members as follows in lieu of Section 6.1(a):

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(i)	first, 100% to the Contributing Members, if any, in an amount equal to any Additional LP Return owed in accordance with this Agreement (which Additional LP Returns would in each case be paid to Contributing Members out of and reduce distributions and fees otherwise payable to Non-Contributing Members as provided in Section 3.7);

(ii)	second, 100% to the Members pro-rata and in proportion to its respective Unpaid Preferred Return until all Unpaid Preferred Return then owed to the Members equals zero;

(iii)	third, 100% to all Members pro-rata in proportion to its respective Unreturned Capital Contributions until such time all Unreturned Capital Contributions of the Members equals zero;

(iv)	fourth, 100% to Encore until it has received its pro-rata share of all Net Cash Flow derived from Carried Interest Proceeds during such period, if any; and

(v)	thereafter, 100% to the Members in proportion to its respective share of aggregate Capital Contributions to the Company through such date.

See Schedule 6.1 for an example of the above distribution.

Upon the occurrence of the foregoing, appropriate adjustments will be made to the allocation, distribution, Capital Account, and other provisions of this Agreement to give effect to the revision to Section 6.1(a) described above. Subject to the foregoing, from and after the Final Removal Date following a For Cause Removal Event, Section 6.1 will be applied as amended above for purposes of the definition of Target Capital Account (relating to allocations of Profit under Section 5.1).

(c)                Arbitration. Any claim, dispute, disagreement or matter in question regarding whether “cause” exists will be decided by arbitration in accordance with the procedures set forth in Section 12.6

8.12           No Dissolution. Without the consent of all of the Members, the Manager will not take any actions, or permit any actions within its control to be taken, that would cause the dissolution of the Company pursuant to the Act.

ARTICLE 9

TRANSFERS OF INTERESTS

9.1        General Limitations. Transfers Restricted. The Manager will not suffer or permit any transfer of, or encumbrance or lien upon, the Manager’s interest in the Company, and will use commercially reasonable efforts to ensure that the Key Persons and any other constituent Persons of the Manager will not suffer or permit any direct or indirect transfer of or encumbrance upon their shares of stock, membership interest, partnership interest or other equity interest in the Manager, nor will any involuntary transfer of any such shares or interests (by reason of death or divorce) of a constituent Person of the Manager be effective without, in each instance, obtaining the prior approval of Encore, which approval Encore may withhold in its absolute discretion. Notwithstanding the foregoing provisions of this Section 9.1(a): subject to Section 9.1(c) below, the members of the Manager may transfer such interests for the purposes of their personal estate planning to (a) the spouse, parents, siblings or descendants of the transferor, (b) one or more trusts for the primary benefit of one or more of the transferor, the spouse of the transferor, the parents of the transferor, the siblings of the transferor and the descendants of the transferor by will or under the laws of descent and distribution, or (c) the transferor’s family limited partnerships, family limited liability companies, closely held corporations, unincorporated businesses or associations without obtaining the prior approval of Encore, provided that in of (a), (b), and (c) the transferor retains all of the power to control the Manager which such transferor held prior to the transfer.

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Execution Version

(b)                Members. Except as permitted in this Section 9.1(b) and in Section 9.1(a), the interest of any Member in the Company may not be encumbered, hypothecated, sold, assigned or transferred without the consent of the Manager and Encore, which consent may be withheld for any reason. Notwithstanding the foregoing, any Member may assign its right to income, loss and distribution in the Company without the consent of the Manager and Encore; provided, however, that such assignee will have no right to vote, exercise any rights hereunder, nor will such assignee become a substitute Member until the Manager and Encore, in their sole discretion, approve such admission; and provided, further that without the consent of the Manager, no Member may transfer all or any portion of its interest in the Company if the Manager, in its sole discretion, determines that such transfer may cause the Assets of the Company to become “plan assets” for purposes of Title I of ERISA or Section 4975 of the Code under Department of Labor Regulations at 29 C.F.R. 2510.3-101. Notwithstanding the foregoing and without the prior approval of any Member or the consent of the Manager, subject to Section 9.1(c) below, Encore may sell, assign or otherwise transfer its interest in the Company to (i) any Affiliate of Encore (ii) any successor acquiring all or substantially all of the equity or assets of Encore, or (iii) any investment fund managed by any Encore or any Affiliate of Encore.

(c)                No Transfer in Violation of Financing Documents. Notwithstanding anything to the contrary set forth in this Section 9.1, no transfer of, or encumbrance or lien upon, any Member’s interest in the Company shall be made, recognized or consented to by the Members, Manager or Encore (as applicable) or be deemed effective if such transfer, lien or encumbrance will result in a violation or default under any Financing unless any consent thereto required under such Financing is obtained from the applicable third party.

(d)                No Transfers Planned. Subject only to Article 3, Section 9.1(b) and Article 11, the parties to this Agreement acknowledge and agree that there is no prior agreement, understanding or plan to change Members’ Percentage Interests, by transfer or otherwise, and that such a change is not expected given the structure of the transactions contemplated by this Agreement.

9.2               Obligations and Rights of Transferees and Assignees. Any Person who acquires in any manner whatsoever the Company interest (or any part thereof) of any Member of the Company, irrespective of whether such Person has accepted and assumed in writing the terms and provisions of this Agreement, will be deemed, by acceptance of the benefit of the acquisition thereof, to have agreed to be subject to and bound by all of the obligations of this Agreement, with the same force and effect as any predecessor in interest in the Company, will have only such rights as are provided in this Agreement, and, without limiting the generality of the foregoing, will not have the value of such Person’s interest separately ascertained or receive the value of such interest, or, in lieu thereof, profits attributable to any right in the Company, except as set forth in this Agreement.

9.3               Non-Recognition of Certain Transfers. Notwithstanding any other provision of this Agreement, any transfer, sale, alienation, assignment, encumbrance or other disposition in contravention of any of the provisions of this Agreement will be void and ineffective, and will not bind, or be recognized by, the Company.

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Execution Version

9.4               Required Amendments; Continuation. If and to the extent any transfer of an interest in the Company is permitted hereunder, this Agreement will be amended to reflect the admission to the Company of the transferee Member and, if such transfer is a transfer of all of the transferor Member’s interest in the Company, the elimination of the transferor Member. Any Person who will become an additional or substituted Manager of the Company in accordance with this Agreement is hereby expressly authorized and directed to continue the business of the Company, subject to the terms and conditions of this Agreement.

9.5               Withdrawal. Except upon transfer of a Member’s entire interest in the Company and the admission of the transferee as a substituted Member in compliance with the terms of this Agreement, no Member will have the right to withdraw from the Company except with the approval of all of the Members.

9.6               Compliance with Securities Laws. Any provision of this Agreement to the contrary notwithstanding, no transfer, sale, assignment or other disposition of any Company interest in the Company may be made except in compliance with the then applicable federal and state securities laws.

9.7               Continuing Liability of Transferor. Notwithstanding anything in this Article 9 to the contrary, unless a transferee or assignee is admitted as a substitute Member, the transferor will not be relieved or released of any liability hereunder.

ARTICLE 10

TERMINATION

10.1             Events of Dissolution.

(a)                The Company will be dissolved and its affairs wound up upon a decision of all the Members to dissolve the Company; or

(b)                The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member will not cause, or give rise to any right of less than all of the remaining Members to cause, the dissolution of the Company.

(c)                Dissolution of the Company will be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the Assets of the Company will have been distributed as provided herein and a certificate of cancellation will have been filed with the Secretary of State of the State of Delaware.

10.2           Application of Assets. In the event of dissolution, the Company will conduct only such activities as are necessary to wind up its affairs (including the sale of the Assets of the Company in an orderly manner), and the Assets of the Company will be applied and distributed in the manner and in the order of priority set forth in Section 6.2.

ARTICLE 11

TRANSFERS OF INTERESTS

11.1	Discretionary Sale.

(a)    If Encore, in its sole discretion, determines that the Company or one or more applicable Subsidiaries should sell (a “Discretionary Sale”) one or more of the Projects (the “Discretionary Sale Projects”), Encore shall deliver written Notice to the other Members (a “Discretionary Sale Notice”) specifying the Discretionary Sale Projects that Encore desires to sell and requesting the other Members to state whether it elects to bid or elects not to bid on such Discretionary Sale Projects. No later than 15 Business Days following the date of the Discretionary Sale Notice, each other Member shall deliver Notice to Encore either (i) electing to bid on such Discretionary Sale Projects, in which case the sale of such Discretionary Sale Projects will be conducted in accordance with the procedures set forth on Exhibit C, or (ii) electing not to bid on such Discretionary Sale Projects, in which case the sale of such Discretionary Sale Projects will be conducted in accordance with the procedures set forth on Exhibit D. If a Member does not timely deliver such Notice electing to bid or not to bid within such 15 Business Day period, then such Member will be deemed to have elected not to bid. If a Member elects (or is deemed to have elected) not to bid on the Discretionary Sale Projects, then such Member shall not have the right to bid under the Discretionary Sale or to otherwise participate in the purchase of any direct or indirect interest in the Discretionary Sale Projects.

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Execution Version

(b)    Once Encore delivers a Discretionary Sale Notice to the other Member, the other Members may not initiate a buy-sell transaction under Sections 11.1, or 11.2 unless and until the Discretionary Sale has (i) lapsed, (ii) been nullified by agreement of the parties to the transaction or (iii) been completed. Encore shall have the right, in its sole discretion, to terminate a Discretionary Sale at any time before a binding purchase and sale agreement is executed by the Company or the applicable Subsidiary.

11.2           Drag-Along Rights. In the event Encore desires to sell all of the issued and outstanding membership interests of the Company on an arm’s-length basis substantially for cash and/or for securities for which there exists a ready public market, each other Member or Members (hereinafter referred to collectively as the “Minority Members”) agree that, if requested by Encore, such Minority Members will sell their membership interests in accordance with the provisions of this Section 11.2. Encore shall make such a request by notifying the Minority Members in writing of the proposed sale at least twenty (20) days prior to the proposed closing date of the transaction, which notice shall describe the principal terms of the proposed sale, including, without limitation, the name and address of the prospective purchaser, the aggregate purchase price, the terms of payment, and the time and place of the proposed sale. In a sale of all outstanding Company membership interests, the transaction purchase price would be paid to the Members in accordance with the distribution waterfall set forth in Section 6.2(a).

ARTICLE 12

MISCELLANEOUS

12.1           Payment of Bid Preparation and Closing Expenses. All Bid Preparation and Closing Expense Budget and Board Book for a Targeted Asset approved by Encore, shall be paid by the Company, which amounts, if required, shall be funded by each of the Members pro-rata in proportion to their Percentage Interests. Notwithstanding the foregoing, the following exceptions shall apply:(a) If Encore has fully approved a Project Budget and Board Book for a Targeted Asset and Encore fails to contribute its’ pro rata project equity when there has been no change in the approval model and there is no reason for the failure of the Project to close except that Encore did not contribute its’ project equity, then pursuit and deposit costs (i.e., dead deal costs) shall be borne 100% by Encore. Notwithstanding the foregoing, if Caliber then closes the same Project, Encore shall be reimbursed the dead deal costs that Encore previously funded.

(b)                If Encore has accepted and approved of pursing a Targeted Asset during the Seven Day Period in Section 8.9(a)(ii) herein, fully approved a Project Budget and Board Book for a Targeted Asset and it does not close for any reason other than solely Encore’s failure to contribute its pro rata share of project equity, then dead deal costs shall be borne fifty percent (50%) by Encore and fifty- percent (50%) by Caliber.

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Execution Version

(c)                If a Project does not close prior to Encore having exercised its ROFR to either accept or reject a proposed Project, then dead deal costs shall be borne one hundred percent (100%) by Caliber.

12.2	Notices.

(a)    Any and all notices, consents, approvals, offers, elections and other communications required or permitted under this Agreement (“Notice”) will be deemed adequately given only if in writing and the same will be delivered either (i) in hand (with written confirmation of receipt), (ii) when received by the addressee if sent by Federal Express or similar nationally recognized expedited commercial carrier (receipt requested), (iii) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, or (iv) by email, provided that a confirmation copy is sent within one (1) business day by the method set forth in clause (i) or (ii) of this provision, addressed to the recipient of the notice, as required below in Section 12.2(c), with all freight charges prepaid (if by Federal Express or similar carrier).

(b)    All communications to be sent hereunder will be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.

(c)	All Notices will be addressed:

If to Caliber, to:
Caliber/Encore Opportunistic Growth Fund
8901 E. Mountain View Rd, Ste. 150
Scottsdale, AZ
Telephone: (480) 296.7500
Email:
Attention:

with a copy to	Carlton Fields, LLP
(which shall not constitute notice hereunder):	2029 Century Park East, Ste. 1200
Los Angeles, California 90067-2913
Telephone: 310.843.6336
Email: mlevinson@carltonfields.com
Attention: William Mark Levinson

Encore Caliber Holdings, LLC
6900 Dallas Parkway, 3rd Floor
Plano, TX 75024
Telephone: (480) 296.7500
If to Encore, to:	Email: bsangani@encore.bz
Attn: Bharat Sangani

With a copy to:	Encore Enterprises, Inc.
6900 Dallas Parkway, 3rd Floor
Plano, TX 75024
Telephone: (214) 259.7009
Email: cprice@encore.bz
Attn: Cynthia Price

(d)    By giving to the other parties written Notice thereof, the parties hereto and their respective successors and assigns will have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each will have the right to specify as its address any other address within the United States of America.

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Execution Version

(e)    Notices, demands, requests or other communications given or received by Encore Properties, Ltd. will be deemed given or received by all of the entities comprising Encore and will be binding on all of the entities comprising Encore as if given or received by each of them.

12.3           Certain Rules of Construction. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Article” refers to articles of this Agreement, (b) the capitalized term “Section” refers to sections of this Agreement, (c) the capitalized term “Schedule” refers to schedules to this Agreement, (d) the capitalized term “Exhibit” refers to exhibits to this Agreement, (e) references to a particular Article or Section include all subsections thereof, (f) the word “including” will be construed as “including without limitation”, (g) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulations or rules, in each case as from time to time in effect, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (i) words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear and (j) the singular will include the plural and the masculine gender will include the feminine and neuter, and vice versa. Binding Provisions. The covenants and agreements contained herein will be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto. Applicable Law. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware (without regard for the conflict of laws principles thereof). In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement will control and take precedence. Arbitration of Certain Disputes.

(a)                Any claim, dispute, disagreement or matter in question with respect to this Agreement will be decided by binding arbitration administered by JAMS (the “Association”) pursuant to JAMS’ Streamlined Arbitration Rules and Procedures then in effect (“Arbitration Proceeding”), subject to the limitations stated in this Section 12.6. This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law.

(b)                Any arbitration action pursuant to this Section 12.6 may be initiated by any party by the delivery by such party to the other party of a written demand for arbitration (an “Arbitration Notice”). The costs owed to the Association and the arbitrators for any arbitration action will be paid by the party determined by the arbitrators to be the losing party in such action or, if no such party is so selected by the arbitrators, in equal shares by the parties to such action; provided, however, that any such costs payable to the Association (other than the filing fee required by the Association) prior to the determination by the arbitrators will be advanced in equal shares by the parties to such action. Any demand for arbitration must contain a statement, with respect to each claim alleged therein, indicating the demanding party’s position with respect to such claim and the reason therefor. Any answer to any such demand for arbitration must contain a statement, with respect to each claim alleged in such demand, indicating the answering party’s position with respect to such claim and the reason therefor.

(c)	Any arbitration under this Section 12.6 will be held in Dallas, Texas.

(d)                In all Arbitration Proceedings the award of the arbitrators (i) will be issued in written form, (ii) if applicable, will designate one of the parties as the losing party owing costs for the arbitration, (iii) will indicate the arbitrators’ decision with respect to each of the individual claims presented by each party and (iv) will contain a brief statement of the reasons supporting each decision.

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Execution Version

(e)                All Arbitration Proceedings will be heard and decided by one arbitrator who will be appointed in the following manner: Within 10 days after an arbitration demand or submission has been filed with the Association, the Association will submit simultaneously to each party to the dispute an identical list of at least 12 names of persons chosen from the Association’s national roster of JAMS Neutrals. Each party to the dispute will have 10 days from the mailing date in which to cross off any names to which such party objects, number the remaining names indicating the order of preference, and return the list to the Association. If a party does not return the list within the time specified, all persons named therein will be deemed acceptable. From among the persons who have been ranked as a preference on all lists, and in accordance with the designated order of mutual preference, the Association will invite the acceptance of an arbitrator to serve. If the parties fail to agree upon the arbitrator, or if an acceptable arbitrator is unable to act, the Association will submit a second and, if necessary, a third list of names, subject to the same procedure. If, after 3 such lists have been submitted, the parties have not agreed upon an arbitrator, the Association will have the power to appoint such arbitrator as are needed from other members of the Association’s panel without the submission of any additional lists. In all Arbitration Proceedings the arbitrator will decide the questions in dispute in accordance with the law of the State of Delaware. This requirement is not merely directory, but constitutes a limitation upon the powers of the arbitrator.

12.7         Separability of Provisions. Each provision of this Agreement will be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality will not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal. Section Titles. Section titles are for descriptive purposes only and will not control or alter the meaning of this Agreement as set forth in the text. Further Assurances. The Members will execute and deliver such further instruments and do such further acts and things as may be required to carry out the provisions hereof and purposes of this Agreement. Future Subsidiaries/Restructuring. In the event Encore determines such would be beneficial for tax or other reasons, Encore can direct and the Manager shall then acquire any Targeted Asset in a Subsidiary that will be a limited partnership rather than a wholly owned limited liability company. In addition, Encore may determine (a) that it is in the best interest of the Members for the Company to transfer or distribute one or more Assets, a Subsidiaries into an Entity or Entities wholly-owned by the Company, or (b) that a holding company structure may effectuate the purposes of this Agreement. In such event, the Manager shall cause the Company to form (or the Members shall independently form) one or more limited liability companies (or limited partnerships or other form or entity if so directed by Encore), wholly-owned by the Company (or directly owned by the Members) into which it may convey or otherwise (i) transfer title to one or more Assets, a Subsidiaries or portions thereof, or (ii) carry on other business ventures. In the event of any such restructuring of the form of the ownership of the Assets or Subsidiaries or any such distribution or transfer, each of the Members agrees to execute such limited liability agreements and such other agreements, instruments and documents otherwise consistent with the terms and provisions of this Section 12.10 and/or otherwise reasonably necessary to implement any such restructuring. In the event the creation of Subsidiaries or consummation of a restructuring pursuant to this Section 12.10 results in adverse financial impact on Caliber or any Member, the Company would amend this Agreement or enter into such other transactions as reasonably necessary to cause Caliber and the Members to receive their respective allocation of profit, loss, or payment of distributions in an amount equivalent to what it would receive pursuant to the structure otherwise provided in this Agreement. In addition, Encore shall pay any fees or costs payable to a governmental authority by reason of any such creation of Subsidiaries or restructuring, including any transfer taxes or recording fees. Entire Agreement; Merger and Integration. This Agreement and the schedules and exhibits attached constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersede all prior understandings or agreements between the parties. The Parties agree that, by executing this Agreement, each Party expressly warrants and represents that no promise or agreement which has not herein expressed has been made to him, her, or it in executing this Agreement, and that said Party is not relying upon any statement or representation of any agent of the parties being released hereby, and that each Party is relying upon his, her, or its sole and independent judgment in executing this Agreement and agreeing to be bound by its terms and conditions. Waiver. The failure by any party hereto to insist upon or to enforce any of its rights will not constitute a waiver thereof, and nothing will constitute a waiver of such party’s right to insist upon strict compliance with the provisions hereof. No delay in exercising any right, power or remedy created hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy by any such party preclude any other or future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement will constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof. Each party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement, but only if such waiver is evidenced by a writing signed by such party. Amendment. This Agreement will not be amended without the prior written consent of all the Members. Agreement in Counterparts. This Agreement and any document contemplated herein, may be executed in multiple counterparts by transmitting such document(s) via electronic delivery (including email or similar) in *.pdf format or DocuSign™ format or similar, each of which will be considered an original and together will constitute one and the same Agreement, binding upon all of the parties hereto. Survival. Notwithstanding anything to the contrary in this Agreement, (a) Sections 2.10, 8.9, 12.1, 12.2, 12.4, and 12.6, this Section 12.15, and Articles 5 and 6 will survive (i) the termination of this Agreement and (ii) the dissolution and termination of the Company and (b) each of the Manager and the Members will continue to be subject to, and bound by, the terms and provisions of such Sections after (i) the resignation of such Person as a manager or a member of the Company, (ii) the termination of this Agreement and (iii) the dissolution and termination of the Company. Legal Counsel of each Member. Each Member hereby acknowledges and agrees that Carlton Fields, LLP and any law firm retained by Caliber or Encore’s General Counsel, Cynthia Price and any law firm retained by Encore, in connection with the organization of the Company or any Subsidiary, the offering of interests in the Company or any Subsidiary, the management and operation of the Company or any Subsidiary or any dispute between Caliber and Encore and any other Member, are acting as counsel to such parties separately and as such does not represent or owe any duty to such other Member or to the Members as a group in connection with such retention. Attorneys' Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH MEMBER WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONDUCT OF THE PARTIES, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Each Member acknowledges that it has been informed by the other Members that the foregoing sentence constitutes a material inducement upon which the other Members have relied and will rely in entering into this Agreement. Each Member may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Members to the waiver of their rights to trial by jury. Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

- 48 -	Caliber/Encore: Behavioral Health JV Op Agreement

Execution Version

12.20            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(Signatures appear on next page)

- 49 -	Caliber/Encore: Behavioral Health JV Op Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by a duly authorized officer as of the date first set forth above.

MEMBER AND MANAGER:

CALIBER SERVICES, LLC,
a Delaware limited liability company

By:	/s/ John C. Loeffler II
John C. Loeffler II

MEMBER:

ENCORE CALIBER HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Bharat Sangani
Bharat Sangani, Authorized Signatory

[Signature Page to Caliber/Encore Opportunistic Growth Fund - Limited Liability Company Agreement]

Exhibits and Schedules Intentionally Omitted